Exhibit 2.1

UNIT PURCHASE AGREEMENT

BY AND AMONG

APPTIO, INC.,

DIGITAL FUEL SV, LLC,

THE SELLERS IDENTIFIED ON SCHEDULE 1

AND

SOLELY FOR PURPOSES OF SECTIONS 6.5 AND 6.7 AND ARTICLES VII AND VIII,

SKYVIEW CAPITAL, LLC, AS SELLERS’ AGENT

FEBRUARY 2, 2018

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TABLE OF CONTENTS

(Continued)

Page

2.26	Complete Copies of Materials	58
2.27	Representations Complete	58

Article III REPRESENTATIONS AND WARRANTIES OF SELLERS		59

3.1	Capacity; Approval; Enforceability	59
3.2	No Conflict	59
3.3	Consents	59
3.4	Litigation	60
3.5	Ownership of Company Units	60
3.6	Investment Representations	60
3.7	General	62

Article IV REPRESENTATIONS AND WARRANTIES OF ACQUIROR		62

4.1	Organization and Standing	62
4.2	Due Authorization	62
4.3	Valid Issuance	62
4.4	Cash Resources	62
4.5	Governmental Consents	63
4.6	SEC Reports	63
4.7	No Finder’s Fees	64

Article V AGREEMENTS PERTAINING TO THE ACQUIROR COMMON STOCK		64

5.1	Escrow Shares	64
5.2	Transfer Restrictions; Effect on Transferees	64
5.3	Stop-Transfer Instructions	64
5.4	Legends	65

Article VI ADDITIONAL AGREEMENTS		66

6.1	Access to Information	66
6.2	Release, Waiver and Acknowledgment	66
6.3	Company Matters	67
6.4	Further Actions	67
6.5	Tax Matters	68
6.6	Termination of 401(k) Plan	69
6.7	Confidentiality	70
6.8	Further Agreements of Sellers	71

Article VII INDEMNIFICATION		71

7.1	Survival	71
7.2	Indemnification for Company Matters	73

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TABLE OF CONTENTS

(Continued)

Page

7.3	Indemnification for Seller Matters	74
7.4	Recourse for Indemnification Claims	74
7.5	Certain Limitations and Other Provisions; Valuation of Escrow Shares	75
7.6	Escrow; Period for Claims; Releases; Distribution	77
7.7	Claims	78
7.8	Resolution of Objections to Claims	79
7.9	Sellers’ Agent	81
7.10	Third Party Claims	83
7.11	Tax Treatment	83

Article VIII GENERAL PROVISIONS		83

8.1	Amendment	83
8.2	Extension; Waiver	83
8.3	Notices	84
8.4	Interpretation	85
8.5	Counterparts	85
8.6	Entire Agreement; Nonassignability; Parties in Interest	85
8.7	Assignment	86
8.8	Severability	86
8.9	Remedies Cumulative	86
8.10	Governing Law	86
8.11	Rules of Construction	86
8.12	WAIVER OF JURY TRIAL	87
8.13	Conflicts; Privileges	87

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ANNEXES

Annex A	–	Index of Defined Terms

EXHIBITS

Exhibit A	–	Form of Assignment of Membership Interests

Exhibit B	–	Form of New LLC Agreement

Exhibit C	–	Form of Resignation Letter

Exhibit D-1	–	Form of Non–Foreign Status – Individual

Exhibit D-2	–	Form of Non–Foreign Status – Entity

SCHEDULES

Schedule 1	Sellers

Schedule 1.1(a)	Employee Compensation Expenses

Schedule 1.1(b)	Key Employees

Schedule 1.1(c)	Knowledge Group

Schedule 1.1(d)	Terminated Agreements

Schedule 1.2(e)	Company Closing Statement

Schedule 1.4(xvii)	Additional Company Delivery

Schedule 7.2(i)	Additional Indemnities

-iv-

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 2, 2018 (the “Agreement Date”), by and among Apptio, Inc., a Delaware corporation (“Acquiror”), Digital Fuel SV, LLC, a Delaware limited liability company (the “Company”), each of the members of the Company, who are listed on Schedule 1 hereto (each, a “Seller” and collectively the “Sellers”), and, solely for purposes of Sections 6.5 and 6.7 and Articles VII and VIII, Skyview Capital, LLC, a Delaware limited liability company, as Sellers’ Agent (“Sellers’ Agent” or “Skyview Capital”).

RECITALS

A. The Sellers are the only members of the Company and hold all of the issued and outstanding Company Units (as defined below), which represent all of the Company Interests (as defined below).

B. Acquiror wishes to purchase from the Sellers, and the Sellers wish to sell to Acquiror, all of the Company Interests, through the purchase and sale of all of the Company Units in accordance with the terms and conditions set forth in this Agreement (the purchase and sale of the Company Units and the Company Interests represented thereby, the “Acquisition”).

C. Following the consummation of the Acquisition, Acquiror will be the sole member of the Company, which will be a wholly-owned subsidiary of Acquiror.

D. The board of directors of Acquiror and the Manager have determined that it would be in the best interests of each company and their respective stockholders or members, as applicable, that the Acquisition be consummated upon the terms and conditions set forth in this Agreement, and in furtherance thereof, have approved this Agreement, the Acquisition and the other transactions contemplated by this Agreement.

E. The Sellers, in their capacity as members of the Company, have approved this Agreement, the Acquisition and the other transactions contemplated hereby, as confirmed by their execution of this Agreement.

F. Concurrently with the execution and delivery of this Agreement and as a material inducement to the willingness of Acquiror to enter into this Agreement, each of the Key Employees (as defined below) has entered into an “at will” employment arrangement pursuant to such Key Employee’s execution and delivery of an offer letter and proprietary invention assignment agreement (each, a “Key Employee Agreement”).

G. A portion of the consideration otherwise payable by Acquiror in connection with the Acquisition will be deposited in an escrow account as partial security for the indemnification obligations of the Sellers set forth in this Agreement.

H. The Company, the Sellers and Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Acquisition as set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE ACQUISITION

1.1 Certain Definitions.

(a) As used in this Agreement, the following terms shall have the meanings indicated below.

“Acquiror Common Stock” means the Class A Common Stock of Acquiror, par value of $0.0001 per share.

“Acquiror Restated Certificate” means Acquiror’s Amended and Restated Certificate of Incorporation, as may hereinafter be amended.

“Acquiror Trading Price” means as of any applicable determination date, the volume weighted average price per share of the Acquiror Common Stock on the Principal Market calculated over a period of time from 9:30 a.m. (New York time) on the Trading Day that is thirty-two (32) Trading Days preceding such determination date to 4:00 p.m. (New York time) on the Trading Day that is two (2) Trading Days immediately preceding such determination date.

“Adjustment Amount” shall mean an amount, which may be a positive or negative number, equal to (i) the Closing Cash Consideration minus (ii) the Estimated Cash Consideration.

“Adjustment Escrow Cash” means $250,000.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in Seattle, Washington.

“Cash Consideration” means an amount equal to (i) $38,250,000, minus (ii) the Unpaid Liabilities, either plus (iii) any Working Capital Adjustment, where Working Capital is greater than the Target Working Capital, or minus (iv) any Working Capital Adjustment, where the Working Capital is less than the Target Working Capital.

“Change in Control Payments” means (i) any severance, termination, change in control, transaction, retention, bonus, profit-sharing or other similar compensation, benefits or payments to any Person (including the Pledge Payments) and (ii) any increase of any benefits otherwise payable by the Company or its Subsidiaries, in each case of the foregoing clauses (i) and (ii), which are or may become payable by or on behalf of the Company or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the

Acquisition or any other transactions contemplated hereby (either alone or in connection with any other event, contingent or otherwise, or the passage of time), whether payable hereunder, under any Contract or Company Employee Plan, or under any other plan, policy, agreement or arrangement. Change in Control Payments shall also include any other items that are deemed to be Change in Control Payments by the express terms of this Agreement.

“Closing Accounts Receivable” means all accounts receivable held by the Company or any of its Subsidiaries on the Closing Date, as determined in accordance with GAAP, except (i) for the adjustment to GAAP included in the definition of Final Closing VMware AR and (ii) as set forth in the final sentence of this definition of Closing Accounts Receivable. Closing Accounts Receivable shall (v) include the Closing VMware AR for purposes of calculating the Estimated Working Capital Adjustment included in the Company Closing Statement and (w) include the Final Closing VMware AR for purposes of calculating the Closing Working Capital Adjustment pursuant to Section 1.2(e). For the purposes of the foregoing, Closing VMware AR and Final Closing VMware AR shall be determined net of (x) expenses, allowances and deductions, including, without limitation, fees due to VMware under the Reseller Agreement, sales commissions, bonus payment and other amounts payable as a result of such accounts receivable and (y) any amounts not due within 90 days of invoicing by VMware.

“Closing Balance Sheet” means the Company’s unaudited balance sheet as of the Closing Date before giving effect to the Closing, which shall be prepared in accordance with GAAP consistently applied through the periods indicated and consistently with the Company Financial Statements.

“Closing VMware AR” means any valid claim for payment arising under the Reseller Agreement that is properly considered an accounts receivable under GAAP as a result of a customer order that is properly documented and invoiced prior to the Closing Date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Incentive Units” means those units into which the Company Interests have been denominated as Common Incentive Units in accordance with the LLC Agreement.

“Common Units” means those units into which the Company Interests have been denominated as Common Units in accordance with the LLC Agreement.

“Company Closing Cash” means the aggregate amount of all cash and cash equivalents held by the Company as of immediately prior to the Closing, whether on hand or in deposit, checking, brokerage or other accounts of, or in any safety deposit box or other physical storage device provided by, a financial institution, in each case to the extent constituting “cash and cash equivalents” under GAAP, minus the aggregate amount of cash needed to fund checks, drafts, draws and any electronic disbursements written or ordered by the Company but not cleared prior to the Closing (including in respect of any payment of Company Debt, Pre-Closing Taxes, Transaction Expenses, Change in Control Payments, Employee Compensation Expenses and other Liabilities to be made by the Company prior to the Closing); provided, however, that Company Closing Cash shall not include (i) any restricted cash, (ii) pre-payments from customers or (iii) deposits from customers for Contracts with respect to which the Company has not completed performance.

“Company Closing Debt” means the aggregate amount of all Company Debt that has not been repaid by the Company prior to the Closing.

“Company Closing Statement” means the statement attached hereto as Schedule 1.2(e) setting forth the Company’s good faith estimates of (i) the Cash Consideration (the “Estimated Cash Consideration”), (ii) the Working Capital Adjustment, if any, which shall include only the Closing VMware AR in the Closing Accounts Receivable for the purposes of such calculation (the “Estimated Working Capital Adjustment”) and (iii) all Unpaid Liabilities (the “Estimated Unpaid Liabilities”), which shall be broken out by category as specified in the definition thereof and shall be accompanied by reasonably detailed schedules indicating the calculation of the Estimated Cash Consideration, the Estimated Working Capital Adjustment and the Estimated Unpaid Liabilities. The Company Closing Statement will be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the date hereof.

“Company Debt” means, as of any specified date, the amount equal to the sum (without any double-counting) of the following obligations (whether or not then due and payable), to the extent they are of the Company or guaranteed by the Company, including through the grant of a security interest upon any assets of the Company: (i) all outstanding indebtedness for borrowed money owed to third parties; (ii) accrued interest payable with respect to indebtedness referred to in clause (i); (iii) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments) (“Deferred Purchase Price”), (iv) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures; (v) all obligations arising out of any financial hedging, swap or similar arrangements; (vi) all obligations as lessee that would be required to be capitalized in accordance with GAAP; (vii) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; and (viii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (i) through (vii) were prepaid, extinguished, unwound and settled in full as of such specified date. For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.

“Company Indemnification Obligations” means any obligations of the Company to Persons who on or prior to the Closing are or were Managers, officers, employees, representatives, agents and/or members of the Company pursuant to any indemnification provisions under the Organizational Documents or under any Contracts or other arrangements between the Company and any such Persons.

“Company Interests” means the limited liability company membership interests in the Company.

“Company Units” means the Common Units, Common Incentive Units and the Preferred Units, as applicable. For all purposes of this Agreement, references to Company Units, either individually or collectively, shall be deemed to include the applicable Company Units and all Company Interests represented thereby.

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement, dated as of June 30, 2017, between the Company and Acquiror.

“Continuing Employee” means any employee of the Company, including each of the Key Employees, to whom Acquiror extends an offer of employment, and who accepts such offer to become an employee of Acquiror or one of its Subsidiaries (including the Company) following the Closing pursuant to the terms of the offer.

“Contract” means any written or oral contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

“Current Assets” means, with respect to the Company and its Subsidiaries, Company Closing Cash, Closing Accounts Receivable, inventory, marketable securities and prepaid expenses (but excluding any deferred Tax assets and deferred commission expense), in each case, as determined in accordance with GAAP, except as expressly modified by the definition of Final Closing VMware AR and the final sentence of the definition of Closing Accounts Receivable.

“Current Liabilities” means, with respect to the Company and its Subsidiaries, current liabilities as determined in accordance with GAAP, without regard to the definition of “Liability” as defined in this Agreement; provided, however, that the following items shall not be included in “Current Liabilities”: any item included in Unpaid Liabilities, deferred (non-current) Tax liabilities, or, for the avoidance of doubt, Liabilities incurred and arising entirely after the Closing from Acquiror’s ownership of Company Units and operation of the Company; provided, further, that any deferred revenue shall not be included in “Current Liabilities”.

“Delaware Law” means the Delaware Limited Liability Company Act, as amended.

“Employee Compensation Expenses” means all employee compensation expenses (including accrued vacation, and any due and payable obligations for severance to any terminated employees of the Company that have been incurred or accrued on or prior to the Closing Date either by the Company or any of its Subsidiaries, (i) pursuant to any contractual commitment, binding obligation or legal requirement of the Company or any of its Subsidiaries, entered into and existing prior to the Closing Date or (ii) pursuant to any contractual commitment, binding obligation or legal requirement of the Company or any of its Subsidiaries to any Staffing Agency, including Skyview Capital and its Subsidiaries, or to any independent contractor providing services to the Company or any of its Subsidiaries, in each case entered into and existing prior to the Closing and for services rendered prior to the Closing Date; or (iii) the expenses set forth on Schedule 1.1(a).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, voting restriction, right of first refusal, preemptive right, limitation on transfer or disposition, adverse claim of ownership or use, or restriction of any nature.

“Environmental Law” means any Legal Requirement existing as of the Closing Date, (i) pertaining to pollution, (ii) protection of employee health or safety, public health or the environment or (iii) the release or threatened release of Hazardous Materials and the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Materials, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Oil Pollution Act of 1990, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Emergency Planning and Community Right to Know Act, as amended, and the Safe Drinking Water Act, as amended.

“Equity Consideration” means 176,406 shares of Acquiror Common Stock.

“Equityholder Matters” means any claim by any current, former or purported securityholder of the Company, or any other Person (including, for avoidance of doubt, any of the Persons set forth on Section 2.2(c)(1) or (2) of the Company Disclosure Schedule), asserting, alleging or seeking to assert rights with respect to Company Interests, Company Units or any options, warrants, securities or rights that are convertible into, exercisable for or exchangeable for Company Interests or Company Units, including any claim asserted, based upon or related to (i) the ownership or rights to ownership of any Company Interests, Company Units or any such options, warrants, securities or rights, (ii) any rights of a member or securityholder of the Company, including any rights to Company Interests, Company Units or other securities, antidilution protection, preemptive rights, rights of first offer or first refusal, or rights to notice or to vote and any claim that any formulas, definitions or provisions (or application thereof) related to the payment of the Total Consideration hereunder are incorrect, (iii) any rights under the Organizational Documents, (iv) any claim that such Person’s securities were wrongfully issued or repurchased by the Company, (v) any actual or alleged breach of fiduciary duties by any current or former Managers or officers of the Company, or (vi) any failure of the Schedule 1 to be true and correct in all respects.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that is (or at any relevant time was) a member of a “controlled group of corporations” with, under common control with, or a member of an “affiliated service group” with, the Company under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the escrow agreement by and among Acquirer, Sellers’ Agent and the Escrow Agent.

“Escrow Consideration” means the Adjustment Escrow Cash and the Indemnity Escrow Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Damages” means any punitive, exemplary or special damages.

“Final Closing VMware AR” means any valid claim for payment arising under the Reseller Agreement that would be properly considered an accounts receivable under GAAP as a result of a customer order that is properly documented prior to the Closing Date, except for any requirement under GAAP that could result in such accounts receivable being delayed to a date after the Closing Date solely as a result of the delay in reporting and delivery of an invoice by VMware, so long as such accounts receivable were reported by VMware prior to the Closing Statement Due Date.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, or any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Hazardous Material” means any substance that has been regulated by any Governmental Entity pursuant to applicable Environmental Law as radioactive, toxic, hazardous or otherwise a danger to human health or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indemnity Escrow Shares” means 88,203 shares of Acquiror Common Stock.

“International Employee Plan” means each Company Employee Plan that is subject to the laws of any jurisdiction outside the United States or provides compensation or benefits to any Employee who performs services outside the United States.

“Key Employees” means each of the employees of the Company listed on Schedule 1.1(b).

“knowledge” means, with respect to the Company, (i) the actual knowledge of any of the Key Employees, or any of the Persons listed on Schedule 1.1(c) and (ii) such knowledge that such individuals would reasonably be expected to have after conducting a due inquiry in respect of the applicable subject matter.

“Legal Requirement” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, treaty, resolution, ordinance, code, edict, order, writ, injunction, decree, award, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity of competent jurisdiction.

“Liability” or “Liabilities” means, with respect to any Person, all liabilities of any kind or nature (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including but not limited to accounts payable, royalties payable, and other reserves, bonuses, vacation, employee compensation and expense obligations, other employment related claims, whether in tort or Contract, and all other liabilities of such Person or any of its subsidiaries, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP, including, with respect to the Company, Change in Control Payments, Company Debt, Employee Compensation Expenses, Lease Termination Costs, Pre-Closing Taxes and Transaction Expenses.

“LLC Agreement” means the Amended and Restated Limited Liability Agreement of the Company, dated as of February 1, 2018, as the same may be amended from time to time.

“made available” means, with respect to any material, that a copy of such material has been posted and made accessible to Acquiror on or before 5:00 p.m. Washington time on the date that is three (3) Business Days prior to the Agreement Date to the electronic data room maintained by the Company in connection with the transactions contemplated hereby at rrdvenue.com or otherwise provided to Kurt Shintaffer or John Morrow in writing.

“Majority in Interest of Sellers” means the Sellers who hold (for matters to be determined at or prior to Closing) or held (for matters to be determined following the Closing) at least a majority of the Company Units, based on the number of Company Units set forth opposite their names on Schedule 1 hereto.

“Manager” has the meaning ascribed to the term “Manager” in the LLC Agreement.

“Material Adverse Effect” means, with respect to any entity, any change, fact, circumstance, condition, event or effect that is, or could reasonably be expected to be, materially adverse to the business, operations, assets (whether tangible or intangible), Liabilities, condition (financial or otherwise), capitalization, results of operations or prospects of such entity taken as a whole with its subsidiaries; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect unless, in the case of (i), (ii), or (iv), the entity is disproportionately affected thereby: (i) any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which such entity’s business is conducted; (ii) general financial, credit or capital market conditions or any changes therein; (iii) any change arising from an action taken by the Company to which Acquiror has consented in writing; and (iv) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the Agreement Date.

“NewNet” means NewNet Techno Engineering India Pvt. Ltd., an India corporation.

“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Organizational Documents” means the Certificate of Formation of the Company, filed with the Secretary of State of the State of Delaware on July 5, 2016, and the LLC Agreement.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, estate, proprietorship, joint venture, association or other business organization or entity, including a Governmental Entity.

“Pre-Closing Taxes” means (i) any Taxes of the Company relating or attributable to any Pre-Closing Tax Period (including such Taxes that are accrued but not yet due and payable as of the Closing Date), including any such Taxes that arise from or are attributable to a Third Party Claim initiated by a Tax Authority within the statute of limitations applicable to such Taxes in the relevant jurisdiction and (ii) any Taxes attributable to the transactions contemplated by this Agreement, including any Transaction Payroll Taxes and Transfer Taxes.

“Preferred Units” means those units into which the Company Interests have been denominated as Preferred Units in accordance with the LLC Agreement.

“Principal Market” means the Nasdaq Global Market, or, if the Nasdaq Global Market is not the principal trading market for the Acquiror Common Stock, then on the principal securities exchange or securities market on which the Acquiror Common Stock is then traded as determined by Acquiror.

“Pro Rata Share” means, as to each Seller, the percentage set forth opposite such Seller’s name on Schedule 1 under the column entitled “Pro Rata Share.” The sum of the Pro Rata Shares for all Sellers shall equal 1.0.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“R&W Policy” means that certain representations and warranties insurance policy from CFC Underwriting Ltd.

“Reseller Agreement” means that certain Reseller Agreement, effective as of November 16, 2016, between VMware and the Company.

“Securities Act” means the Securities Act of 1933, as amended.

“Skyview Capital” means Skyview Capital, LLC and its Affiliates.

“Subsidiary” or “Subsidiaries” means with respect to any entity, that such entity shall be deemed to be a “Subsidiary” of another Person if such other Person directly or indirectly owns, beneficially or of record, (i) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (ii) at least a majority of the outstanding equity interests of such entity.

“Survival Date” means the date any representation, warranty, certification or covenant of a party expires pursuant to Section 7.1, including the General Survival Date or IP Survival Date, as applicable.

“Target Working Capital” means $3,000,000.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), escheat, employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group (including any arrangement for group or consortium relief or similar arrangement) for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person, as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, or by Contract, including any Liability for taxes of a predecessor or transferor or otherwise by operation of Legal Requirements.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, and information returns and reports), including amendments thereof and attachments and schedules thereto, filed or required to be filed with any Tax Authority with respect to Taxes.

“Terminated Agreements” means the Contracts set forth on Schedule 1.1(d).

“Total Consideration” means an amount equal to (i) the Cash Consideration plus (ii) the Equity Consideration.

“Trading Day” means any day on which the Acquiror Common Stock is traded on the Principal Market, provided that “Trading Day” shall not include any day on which the Acquiror Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Acquiror Common Stock is suspended from trading during the final hour of trading on such exchange or market.

“Transaction Agreements” means this Agreement, the Key Employee Agreements, the Non-Competition Agreements, the Transition Services Agreement, the Resignation Letters, the Escrow Agreement and the other agreements and instruments (including instruments of transfer, assignment or conveyance of the Company Units and the Company Interests represented thereby) contemplated hereby and thereby.

“Transaction Expenses” means all third party fees and expenses incurred by or on behalf of the Company in connection with the negotiation, execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, whether or not billed or accrued (including any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to or on behalf of (including with respect to any indemnification, contribution or similar obligations) financial advisors, investment bankers and brokers of the Company and any such fees and expenses incurred by Sellers or Company employees if paid or to be paid for by the Company). For the avoidance of doubt, the aggregate amount unpaid as of Closing, if any, of the out-of-pocket costs (including the premium, broker fee, underwriting fee, due diligence fee, carrier commissions, legal fees for counsel engaged by the underwriter and surplus lines taxes and fees) of the R&W Policy shall be Transaction Expenses. Transaction Expenses shall also include any other items that are deemed to be Transaction Expenses by the express terms of this Agreement.

“Transaction Payroll Taxes” means any employment or payroll Taxes with respect to any Change in Control Payments or other bonuses or other compensatory payments in connection with the transactions contemplated by this Agreement, whether payable by Acquiror or the Company. For avoidance of doubt, “Transaction Payroll Taxes” will include any of the foregoing Taxes payable with respect to Employee Compensation Expenses and Pledge Payments.

“Transfer Tax” means any sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar taxes or governmental fees (including any interest or penalties thereto) that may be payable in connection with the transaction contemplated by this Agreement.

“Unpaid Employee Compensation Expenses” means all Employee Compensation Expenses that have not been paid by the Company and its Subsidiaries prior to the Closing.

“Unpaid Liabilities” means (i) Company Closing Debt, (ii) Unpaid Pre-Closing Taxes, (iii) Transaction Expenses to the extent not paid by the Company prior to the Closing, (iv) Change in Control Payments to the extent not paid by the Company prior to the Closing, and (v) all Unpaid Employee Compensation Expenses. For the avoidance of doubt, the determination of Unpaid Liabilities with respect to the “Company” shall include the Company and its Subsidiaries.

“Unpaid Pre-Closing Taxes” means all Pre-Closing Taxes that are not yet paid (including such Taxes that are accrued but not yet due and payable) as of the Closing Date and are not paid by the Company prior to the Closing.

“VMware” means VMware, Inc., a Delaware corporation.

“Working Capital” means the Current Assets minus the Current Liabilities of the Company.

“Working Capital Adjustment” means the absolute value of that amount, if any, by which the Target Working Capital is either less than or greater than the Working Capital; provided, that if such difference is less than $300,000, the Working Capital Adjustment shall be deemed to equal zero.

(b) Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

1.2 The Acquisition.

(a) Purchase and Sale of Company Units. At the Closing, and subject to and upon the terms and conditions of this Agreement, Acquiror shall purchase from each Seller, and each Seller shall sell, convey, transfer, assign and deliver to Acquiror, free and clear of all Encumbrances and defects of title, all of the Company Units held by such Seller, as set forth opposite such Seller’s name on Schedule 1 hereto, and all Company Interests represented thereby, which Company Units will represent all of the Company Interests held by such Seller. Notwithstanding any provision of the LLC Agreement to the contrary, immediately prior to contemporaneously with the Closing and the purchase by Acquiror of all of the Company Units and Company Interests of the Sellers as set forth on Schedule 1, Acquiror will be admitted as a member of the Company and shall be bound by the terms of the LLC Agreement, immediately following the admission of Acquiror as a member of the Company each Seller shall cease to be a member of the Company and shall thereupon cease to have or exercise any right or power as a member of the Company, and from and after the Closing, Acquiror will be the sole member of the Company.

(b) Purchase Price. The purchase price for the Company Units, and the Company Interests represented thereby, sold by the Sellers hereunder, but subject to and conditioned upon delivery of the Company Units and such other instruments and documents as contemplated by Section 1.2(c) and the other terms and conditions hereof, shall be the Cash Consideration (subject to adjustment pursuant to Section 1.2(e)) and the Equity Consideration, and shall be payable in accordance with Section 1.2(d).

(c) Delivery of Company Units. At the Closing, each of the Sellers shall deliver to Acquiror or its designee the certificate(s) or other written confirmation representing transfer of all of the Company Units held by such Seller, duly endorsed for transfer, or accompanied by duly executed assignments separate from certificate in form and substance satisfactory to Acquiror, transferring to Acquiror good and marketable title to the Company Units, and the Company Interests represented thereby, free and clear of all Encumbrances, and such other documents and instruments of transfer, assignment or conveyance as Acquiror may reasonably request to evidence the purchase and sale of the Company Units, and the Company Interests represented thereby, pursuant to the terms and conditions of this Agreement.

(d) Payment of Purchase Price. At the Closing, but subject to and conditioned upon delivery of the Company Units and such other documents and instruments as contemplated by Section 1.2(c), Acquiror will, as consideration for the sale, conveyance, transfer, assignment and delivery to Acquiror or its designee of all of the Company Units (and the Company Interests represented thereby) held by a Seller:

(i) pay to each Seller the amount in cash set forth opposite such Seller’s name on Schedule 1 hereto under “Cash Consideration”, by wire transfer of immediately available funds to the account(s) designated for the applicable Seller on Schedule 1;

(ii) issue and deliver, free and clear of all Encumbrances (other than transfer restrictions under applicable federal and state securities Legal Requirements and as set forth in this Agreement and the Escrow Agreement), to each Seller that number of shares of Acquiror Common Stock set forth opposite such Seller’s name on Schedule 1 hereto under “Equity Consideration”, by causing its transfer agent to issue to such Seller, in book entry form, such number of shares of Acquiror Common Stock to such Seller;

(iii) to each holder of Company Closing Debt identified in Section 1.2(d)(iii) of the Company Disclosure Schedule, an amount in cash set forth opposite such Person’s name in the Company Closing Statement to the account or accounts designated for such Person therein;

(iv) to each Person owed Transaction Expenses identified in Section 1.2(d)(iv) of the Company Disclosure Schedule, an amount in cash set forth opposite such Person’s name in the Company Closing Statement to the account or accounts designated for such Person therein;

(v) to each Person owed Change in Control Payments, an amount in cash set forth opposite such Person’s name in the Company Closing Statement to the account or accounts designated for such Person therein, provided that, at the election of Sellers’ Agent in the Company Closing Statement, all or part of the foregoing payments may be effected through the Company’s payroll, with Acquiror funding the Company payroll immediately prior to making such payments; and

(vi) in accordance with Section 1.2(f) below: (a) pay to the Escrow Agent, an amount in cash equal to the Adjustment Escrow Cash to such accounts designated by the Escrow Agent pursuant to the Escrow Agreement and (b) deliver the Indemnity Escrow Shares to the Escrow Agent.

Schedule 1 hereto sets forth (a) the names and addresses of each Seller, (b) each such Seller’s tax identification number, if available, (c) the number and class of Company Units held by each such Seller, the respective certificate numbers, if available, and the date of acquisition of such Company Units, (d) the Pro Rata Share for each such Seller, (e) the aggregate amount of cash payable and shares of Acquiror Common Stock issuable in the Acquisition to such Seller (inclusive of the Adjustment Escrow Cash and the Indemnity Escrow Shares); (g) the number of Indemnity Escrow Shares (on a certificate-by-certificate basis, if available) and the amount of Adjustment Escrow Cash that such Seller has the contingent right to receive; and (H) wire transfer instructions for each Seller.

(e) Purchase Price Adjustment.

(i) No later than the Closing Statement Due Date (as defined below), Acquiror shall deliver the Acquiror Closing Statement (as defined below) to the Sellers’ Agent. The “Closing Statement Due Date” shall be the date that is the later of (a) 90 calendar days following the Closing Date and (b) 15 calendar days after VMware issues a purchase order to pay amounts owed under Section 5.1 of the Reseller Agreement following delivery by the Company of an invoice in agreed upon amount pursuant to Section 5.1 of the Reseller Agreement for the period through the Closing Date; provided that the parties acknowledge that the invoicing process between VMware and the Company is often subject to delays resulting from review, negotiation and final determination of amounts owed. The unaudited statement in the same form as the Company Closing Statement (the “Acquiror Closing Statement”) shall set forth Acquiror’s good faith calculation of each of (a) the final Working Capital Adjustment as of the Closing, which shall include the adjustments to Closing Accounts Receivable as described in the last sentence of the definition of Final Closing VMware AR set forth in the definition of Closing Accounts Receivable (the “Closing Working Capital Adjustment”); (b) the aggregate amount of all Unpaid Liabilities of the Company as of the Closing (the “Closing Unpaid Liabilities”); (c) the Cash Consideration (the “Closing Cash Consideration”); and (d) the proposed Adjustment Amount, if any. The Acquiror Closing Statement shall be accompanied by reasonably detailed schedules indicating a calculation of the Adjustment Amount, if any, Closing Unpaid Liabilities, and the Closing Working Capital Adjustment. If Acquiror does not deliver to the Sellers’ Agent the Acquiror Closing Statement by the Closing Statement Due Date, then, at the election of the Sellers’ Agent, either (x) the Sellers’ Agent may prepare its own version of the Acquiror Closing Statement and present such Acquiror Closing Statement to Acquiror within an additional 60 calendar days or (y) the Company Closing Statement, along with all of the estimated items therein, shall become final and binding on the parties and the Adjustment Amount shall be zero. If the Sellers’ Agent elects to prepare and submit to Acquiror the Acquiror Closing Statement, then all subsequent references in subclauses (ii) and (iii) of this Section 1.2(e), to “Acquiror” and “Sellers’ Agent”, respectively, shall be read as references to the “Sellers’ Agent” and “Acquiror”, respectively.

(ii) The Sellers’ Agent and its accounting and other advisors shall be permitted reasonable access to the records, work papers and calculations that are reasonably necessary to evaluate the Acquiror Closing Statement. If the Sellers’ Agent disagrees with all or any portion the Adjustment Amount, the Sellers’ Agent shall notify Acquiror of such disagreement in writing (a “Notice of Disagreement”) specifying in reasonable detail the particulars of such disagreement within 30 calendar days after the Sellers’ Agent’s receipt of the

Acquiror Closing Statement. Acquiror and Sellers’ Agent will promptly (in any event within five Business Days of Acquiror’s receipt of the Notice of Disagreement) cause the Escrow Agent to release to Acquiror from the Adjustment Escrow Cash, any undisputed portion of the Adjustment Amount (if any). If the Sellers’ Agent fails to provide a Notice of Disagreement within such 30-day period, then the Adjustment Amount as set forth in the Acquiror Closing Statement shall be final and binding on the parties.

(iii) Acquiror and Sellers’ Agent shall use their good faith reasonable efforts for a period of 30 calendar days after the Sellers’ Agent’s delivery of the Notice of Disagreement (or such longer period as Acquiror and Sellers’ Agent shall mutually agree upon) to resolve any disagreements raised by the Sellers’ Agent in the Notice of Disagreement with respect to the calculation of the Adjustment Amount. If, at the end of such period, Acquiror and the Sellers’ Agent are unable to resolve such disagreements, Acquiror and the Sellers’ Agent shall jointly select an independent auditor of recognized national standing to resolve any remaining disagreements (such independent auditor, the “Independent Auditor”). The Independent Auditor will consider only those items and amounts that Acquiror and the Sellers’ Agent are unable to resolve. With respect to any specific discrepancy or disagreement, the Independent Auditor shall not assign a value greater than the higher amount calculated by Acquiror or the Sellers’ Agent, as the case may be, and no lower than the lower amount calculated by Acquiror or the Sellers’ Agent, as the case may be. The determination by such Independent Auditor shall be (a) in writing, (b) made as promptly as practical after the submission of such discrepancies and disagreements to such Independent Auditor (and Acquiror and the Sellers’ Agent shall direct the Independent Auditor to make such determination no later than thirty (30) days after the date of submission) and (c) final, binding, non-appealable and conclusive on the parties for all purposes hereof absent manifest error. The fees and expenses of such independent auditor shall be borne by Acquiror and the Sellers’ Agent (on behalf of the Sellers) in proportion to the aggregate amount of all disputed items as to which such party’s claim was unsuccessful.

(iv) Following final resolution of the Adjustment Amount in accordance with this Section 1.2(e), (a) if the Adjustment Amount is a negative number, Acquiror and Sellers’ Agent shall submit joint written instructions to the Escrow Agent to release from the Adjustment Escrow Cash (1) to Acquiror, the Adjustment Amount and (2) any amounts remaining in the Adjustment Escrow Cash, if any, to the Sellers in accordance with their respective allocation thereof set forth in Schedule 1; provided that in the event that the Adjustment Amount is greater than the Adjustment Escrow Cash, Acquiror shall be entitled to recover any such Adjustment Amount directly from the Sellers in accordance with their respective Pro Rata Shares; or (b) if the Adjustment Amount is a positive number, Acquiror shall pay to each Seller its respective Pro Rata Share of the Adjustment Amount, by wire transfer of immediately available funds to an account or accounts specified in writing by Sellers’ Agent at least five (5) Business Days prior to the payment date.

(f) Escrow Consideration. At the Closing, Acquiror shall deposit with the Escrow Agent the Escrow Consideration pursuant to the terms of this Agreement and Escrow Agreement, with the portion of the Escrow Consideration attributable to each Seller set forth in Schedule 1. The Escrow Consideration shall constitute partial security for the Adjustment Amount and the indemnification obligations of the Sellers pursuant to Article VII, to the extent due and payable, if any, and shall be held and distributed in accordance with the provisions of this Agreement and the Escrow Agreement. Each Seller acknowledges and agrees that such Seller’s right to receive any portion of the Escrow Consideration is a contingent right, and such Seller shall only be entitled to a portion of the Escrow Consideration, if any, as and when the Escrow Consideration becomes distributable to Sellers in accordance with the provisions of this Agreement and the Escrow Agreement.

(g) Acquiror’s Obligations. Notwithstanding anything to the contrary contained herein, Acquiror shall have no obligation to purchase any Company Units from any Seller, or any of the Company Interests represented thereby, unless all of the Sellers comply with their obligations to sell, convey, transfer, assign and deliver to Acquiror all of the Company Units (and Company Interests) at the Closing pursuant to this Section 1.2.

(h) Calculation of Consideration. The Sellers acknowledge and agree that the allocation of the Total Consideration as reflected on Schedule 1 has been calculated in accordance with the LLC Agreement and represents full payment with respect to the Company Units being sold pursuant to this Agreement. In the event of any conflict between Schedule 1 and the terms of the LLC Agreement, the Sellers hereby acknowledge and agree that Schedule 1 shall control and that the LLC Agreement shall be deemed to be amended and restated to provide for the allocation of the Total Consideration as set forth in Schedule 1.

1.3 Closing. The closing of the Acquisition (the “Closing”) shall take place at 10:00 a.m. (local time) on the date hereof (the “Closing Date”), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 701 Fifth Avenue, Suite 5100, Seattle, WA 98104, unless another time, date or place is mutually agreed upon in writing by Acquiror and the Company. At the Closing, documents and signature pages may be exchanged remotely via facsimile or other electronic exchange (with originals to be delivered as soon as reasonably practicable after the Closing to any party that requests them).

1.4 Deliveries at Closing.

(a) Deliveries by the Company. Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties and agreements of the Sellers and Acquiror contained herein, the Company shall deliver (or cause to be delivered) to Acquiror, at the Closing, the following (reasonably satisfactory in form and substance to Acquiror):

(i) the Company Closing Statement and Closing Balance Sheet, certified by an authorized officer of the Company;

(ii) the Escrow Agreement, duly executed by Sellers’ Agent;

(iii) the Key Employee Agreements, duly executed by each of the Key Employees;

(iv) pay-off letters, invoices or other evidence of payment in form and substance reasonably satisfactory to Acquiror in respect of each Transaction Expense, Change in Control Payment and Company Closing Debt listed on the Company Closing Statement to be paid concurrently with the Closing pursuant to Section 1.2(d)(iii) and (iv) (the “Closing Pay-off Letters”);

(v) a resignation and release letter in the form attached hereto as Exhibit C (the “Resignation Letter”), effective as of the Closing, from each of the Managers and officers of the Company in office immediately prior to Closing;

(vi) evidence, in form acceptable to Acquiror, that (i) any and all Company Employee Plans intended to include group severance pay or benefits and any Code Section 401(k) arrangement (each, a “401(k) Plan”) other than the NewNet Communication Technologies 401(k) Plan (the “NewNet Plan”) have been terminated pursuant to resolutions of the Manager, (ii) the Company and its ERISA Affiliates, including without limitation Skyview Capital and NewNet Communication Technologies LLC (“NCT”), shall take or cause NCT to terminate the Company’s participation in the NewNet Plan and any other 401(k) Plan, with such termination effective as of no later than the day immediately prior to the Closing Date pursuant to resolutions of the applicable party or parties authorized to, and necessary to, effect such termination under the NewNet Plan or other 401(k) Plan, as applicable, and (iii) the Company has taken such other actions in furtherance of terminating any such Company Employee Plan or the Company’s participation therein, as applicable, as Acquiror may reasonably require;

(vii) a properly executed statement from each Seller for purposes of satisfying Acquiror’s obligations under Section 1446(f) of the Code and Treasury Regulation Section 1.1445-2(b)(2), in substantially the form attached hereto as Exhibit D-1 (with respect to individuals) and Exhibit D-2 (with respect to entities), each dated as of the Closing Date and executed by the Company;

(viii) evidence in form and substance satisfactory to Acquiror that as of the Closing each Employee of the Company and its Subsidiaries has entered into and executed an Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement, as applicable, and that such agreements remain in effect as of the Closing.

(ix) evidence in form and substance satisfactory to Acquiror that Skyview Capital and each of its Subsidiaries and Affiliates have adequately assigned any Company IPR (as defined below in Section 2.8(a)(iv)) to the Company;

(x) a certificate in form and substance satisfactory to Acquiror, validly executed by the Secretary or other officer of the Company, certifying (i) as to the terms and effectiveness of the Organizational Documents and (ii) as to the valid adoption of resolutions of the Manager whereby the Acquisition and the transactions contemplated hereunder were unanimously approved by the Manager;

(xi) a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within two (2) Business Days prior to Closing with respect to the Company;

(xii) a certificate of good standing from the applicable Governmental Entity in each jurisdiction where the Company is qualified to do business, all of which are dated within two (2) Business Days prior to the Closing;

(xiii) a Transition Services Agreement, in the form agreed to by the Company and Acquiror, executed by Skyview and NewNet and Volt Delta Company (Canada) (the “Transition Services Agreement”);

(xiv) evidence reasonably satisfactory to Acquiror of the novation or consent to assignment of any Person whose novation or consent to assignment, as the case may be, is required in connection with the Acquisition under the Contracts listed on Schedule 1.4(a)(xiv);

(xv) a ratification and release agreement between the Company, the Sellers and NewNet Investment Group, LLC, among others, confirming the adoption of the LLC Agreement and the Pledge Payments, among other matters, in the form agreed to between the Company and Acquiror;

(xvi) a termination and release agreement between the Company, Skyview Capital, and certain Affiliates of Skyview Capital, terminating all intercompany agreements between the Company and its Affiliates effective as of the Closing;

(xvii) any deliveries set forth on Schedule 1.4(xvii) (the “Additional Company Delivery”).

(b) Deliveries by the Sellers. Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties and agreements of Acquiror contained herein, each Seller shall deliver (or cause to be delivered) to Acquiror, at the Closing on the Closing Date, the following (reasonably satisfactory in form and substance to Acquiror):

(i) a Non-Competition Agreement, in the form agreed to by the Sellers and Acquiror, executed by the Seller;

(ii) the Assignment of Membership Interests, in the form attached hereto as Exhibit A, executed by the Seller; and

(iii) a properly completed IRS Form W-9 or an appropriate form of IRS Form W-8, as applicable.

(c) Deliveries by Acquiror. Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties and agreements of the Sellers and the Company contained herein, Acquiror shall deliver (or cause to be delivered) to the Sellers, at the Closing on the Closing Date, the following:

(i) the Estimated Cash Consideration and Equity Consideration, in each case, payable in accordance with Section 1.2(d) and subject to Section 1.2(f);

(ii) the Escrow Agreement, duly executed by Acquiror and the Escrow Agent; and

(iii) a duly executed counterpart to the Transition Services Agreement; and

(iv) the R&W Policy, which shall be bound and in full force and effect (subject to payment of any Transaction Expenses related thereto pursuant to Section 1.2(d)(iv)).

1.5 LLC Agreement. At the Closing, the LLC Agreement will be automatically amended and restated, without any further action by Acquiror, the Company or any of the Sellers, to read as set forth on Exhibit B hereto (the “New LLC Agreement”). The Company, the Acquiror and the Sellers each hereby consent to such amendment and restatement, and agree that notwithstanding any provision in the LLC Agreement to the contrary, the execution and delivery of this Agreement by the Company, the Acquiror and the Sellers constitutes the only consent required to amend and restate the LLC Agreement as contemplated by this Section 1.5 under the terms of the Organizational Documents, Delaware Law and any Contract to which the Company or any Seller is a party or by which it is bound. For the avoidance of doubt, the New LLC Agreement shall be effective as of immediately following the admission of the Acquiror as a member of the Company.

1.6 Treatment of Company Units Owned by the Company. At the Closing, all Company Units, if any, that are owned by the Company immediately prior to the Closing, and all Company Interests represented thereby, shall be cancelled and extinguished without the payment of any consideration therefor.

1.7 Rights Not Transferable. The rights of the Sellers hereunder are personal to each such Seller and shall not be transferable for any reason other than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

1.8 Transfers of Ownership. If any shares of Acquiror Common Stock or cash payments are to be disbursed pursuant to this Agreement to a Person other than the Seller whose name is reflected on the Company Unit certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Total Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

1.9 Tax Consequences. Except as provided for in Section 6.5(a), Acquiror makes no representations or warranties to the Company or to any Seller regarding the Tax treatment of the Acquisition, or any of the Tax consequences to the Company or any Seller of this Agreement, the Acquisition or any of the other transactions or agreements contemplated hereby. The Company and the Sellers each acknowledges that they are relying solely on their own Tax advisors in connection with this Agreement, the Acquisition and the other transactions and agreements contemplated hereby (along with the acknowledgements set forth in Section 6.5(a)).

1.10 Withholding Rights. Acquiror and any of its Affiliates shall be entitled to deduct and withhold from any payments deliverable under this Agreement to any Person, such amounts as are required to be deducted and withheld with respect to any such payments under the Code or any provision of applicable Legal Requirements. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made.

1.11 Adjustments. The shares of Acquiror Common Stock issuable to Sellers hereunder, including the Indemnity Escrow Shares that Sellers have a contingent right to receive pursuant to the terms hereof, shall be adjusted as appropriate to reflect the effect of any stock split, reverse stock split, combination or stock dividend in respect of all Acquiror Common Stock, or any reorganization, reclassifications or other like change with respect to all Acquiror Common Stock, in each case occurring after the Agreement Date and on or prior to the date of issuance.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure schedule of the Company delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Schedule”) (it being understood and hereby agreed that (i) the disclosures set forth in the Company Disclosure Schedule shall be organized under separate section and subsection references that correspond to the sections and subsections of this Article II to which such disclosure relates, (ii) the disclosure set forth in a particular section or subsection of the Company Disclosure Schedule shall qualify only the representations and warranties set forth in the corresponding section or subsections of this Article II and such other representations and warranties of the Company where the applicability or relevance of such disclosure is readily apparent on the face of such disclosure, (iii) the disclosures set forth in the Company Disclosure Schedule (except as otherwise set forth herein) shall be deemed to be representations and warranties made by the Company to Acquiror under this Article II, and (iv) for purposes of these representations and warranties (other than those in Sections 2.1, 2.2 and 2.3), the term the “Company” shall include all Subsidiaries of the Company, unless otherwise noted herein), the Company represents and warrants to Acquiror, as of the Agreement Date and as of the Closing Date, as though made at the Closing Date, as follows:

2.1 Organization, Good Standing, Power and Qualification.

(a) The Company is duly organized, and is validly existing and in good standing, as a limited liability company under the laws of the State of Delaware. The Company has the requisite power and authority to enter into and perform this Agreement and the other Transaction Agreements to which it is, or will be, a party (the “Company Related Agreements”), to own and operate its properties and assets and to carry on its business. The Company is duly qualified and is authorized to transact business and is in good standing in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification necessary. There are no instruments, Contracts or documents that relate to the governance of the Company, or the rights, preferences, privileges or obligations of the Sellers in their capacity as members of the Company, other than the Organizational Documents. The Company has made available a true and correct copy of the Organizational Documents to Acquiror. The Manager has not approved or proposed any amendment to any of the Organizational Documents.

(b) Section 2.1(b) of the Company Disclosure Schedule lists the Managers and the officers of the Company as of the Agreement Date, separately noting which of such Managers and officers has any rights to indemnification from the Company and the scope and duration of such rights and also separately lists any other Person with rights to indemnification from the Company. No indemnification claims have ever been asserted by any current or former Manager or officer of the Company.

(c) Section 2.1(c) of the Company Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise conducts its business (specifying the existence of Employees or facilities or the conduct of business in each such state or foreign jurisdiction). The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

(d) Section 2.1(d) of the Company Disclosure Schedule sets forth each Subsidiary of the Company, along with each Subsidiaries authorized and outstanding equity interests. The Company owns all such outstanding equity interests of each of its Subsidiaries. Each Subsidiary is duly qualified and is authorized to transact business and is in good standing in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification necessary. Except as set forth in Section 2.1(d) of the Company Disclosure Schedules, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.2 Capitalization.

(a) As of the Agreement Date, 12,301 Company Units are issued and outstanding. The Company Units represent all of the outstanding Company Interests, and all equity interest or rights to acquire any equity interest of the Company. All of the rights, preferences and privileges of the Company Units, and the Company Interests which they represent, are set forth in the LLC Agreement.

(b) The Company Units are held by the Persons with the domicile addresses and in the amounts set forth in Section 2.2(b) of the Company Disclosure Schedule, which further sets forth for each such Person (i) their “accredited investor” status within the meaning of Regulation D of the Securities Act, (ii) the number and class of units held by such Person, (ii) the applicable certificate number(s) representing such units, and (iii) whether such Company Units are designated as Common Units, Common Incentive Units or Preferred Units in the LLC Agreement. The Company has no other units, membership interests or other equity interests of any kind or nature authorized, issued or outstanding. True and complete copies of all agreements and instruments relating to the issuance or sale of Company Units have been made available to Acquiror, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the agreements made available to Acquiror. No Person, other than the Sellers, holds any Company Units or Company Interests or any interest therein, the Company has at no time either purported to issue, documented the issuance of, or otherwise represented that it has issued any Company Units, Company Interests or other equity interests of any kind or nature other than those held by the Sellers, and the Company has at no time treated any person or entity other than the Sellers as though they were a member of the Company or otherwise entitled to the rights of a member of the Company.

(c) Section 2.2(c) of the Company Disclosure Schedule sets forth (1) all Persons with whom the Company has entered into a Restricted Membership Pledge Agreement, copies of which have been made available to Acquiror (the “Pledge Agreement”), the date on which such Pledge Agreement was entered into, and the amount to be paid to each such Person by the Company at Closing with respect to any rights such Person may have under such Pledge Agreement, and (2) all other Persons to whom the Company has made any agreement, promise, pledge or other commitment to issue, sell, grant or deliver units, membership interests, hypothetical membership interests, other equity interests or other equity-linked interests of any kind or nature, and the amount to be paid to each such Person by the Company at Closing with respect to any rights such Person may have promise or pledge. The payments by the Company at Closing to the Persons set forth in Section 2.2(c)(1) and Section 2.2(c)(2) of the Company Disclosure Schedule (the “Pledge Payments”) shall constitute full discharge of any and all rights that such Person may have with respect to the Pledge Agreement or such agreement, promise, pledge or other commitment, as applicable. The Company concurrently delivered to each Person with whom it entered into a Pledge Agreement a copy of the Digital Fuel SV, LLC 2016 Membership Incentive Plan (the “2016 Plan”), a copy of which has been made available to Acquiror. No Person other than the Persons set forth on Section 2.2(b) of the Company Disclosure Schedule has any right or claim to receive any units, membership interests, hypothetical membership interests, other equity interests or equity-linked interests of the Company. The entry into the Pledge Agreements did not violate any applicable Legal Requirements. The Company has at no time either purported to issue, or documented the issuance of, or otherwise represented that it has issued any Company Units or Company Interests, or other equity interest of any kind or nature to the Persons set forth on Section 2.2(c)(1) or Section 2.2(c)(2) of the Company Disclosure Schedule, and the Company has at no time treated any such Person as though they were a member of the Company or otherwise entitled to the rights of a member of the Company. The Company has never adopted, sponsored or maintained any option plan or any other plan or agreement providing for equity compensation or profits interest to any Person. The Company has never issued any stock options or other equity or equity-linked awards or profits interest to any Employees or other Persons.

(d) All issued and outstanding Company Units were issued in compliance with all applicable Legal Requirements and all requirements set forth in applicable Contracts. The outstanding Company Units have been duly authorized and validly issued and are fully paid and nonassessable and the issuances thereof have been approved by all requisite Manager and member action. The Company has complied with all of its obligations with respect to anti-dilution and similar provisions applicable to any of the Company Units or the holders thereof under the LLC Agreement, any other Contract, applicable Legal Requirements or otherwise, and all required anti-dilution or similar adjustments (including the issuance of additional Company Units in respect thereof) have been made and are reflected in the number of Outstanding Company Units set forth in Section 2.2(a).

(e) Except as set forth in Section 2.2(e) of the Company Disclosure Schedule, (i) there are no outstanding options, warrants, or other securities convertible into, or exercisable or exchangeable for, Company Units or Company Interests or any securities or rights convertible into or ultimately exchangeable or exercisable for any Company Units or Company Interests, (ii) there are no proxy or voting agreements in effect with respect to the Company Units or Company Interests, (iii) there are no Contracts for the purchase or acquisition from the Company of any Company Units or any Company Interests or any securities convertible into or ultimately exchangeable or exercisable for any Company Units or Company Interests and (iv) the Company has not made any promises or entered into any Contracts to grant equity-based incentives (including, without limitation, any profits interests) to any Employee of the Company. The Company Units, and the Company Interests represented thereby, are not subject to any Encumbrances, co-sale rights, “drag-along rights”, preemptive rights, rights of first refusal or other rights to purchase, register or transfer such stock (whether in favor of the Company or any other Person). The Company has no liability for unpaid distributions. As a result of the Acquisition, upon the Closing, Acquiror will be the sole record and beneficial holder of all issued and outstanding Company Units and Company Interests and all rights to acquire or receive any Company Units or Company Interests, whether or not such Company Units or Company Interests are issued or outstanding.

(f) Except as set forth on Section 2.2(f) of the Company Disclosure Schedule, the Company has no outstanding Company Debt.

(g) Schedule 1, including the allocation of the Total Consideration set forth therein, will, when delivered at Closing, be accurate and consistent with the Organizational Documents in effect as of immediately prior to the Closing. Upon the consummation of the Closing, Acquiror will be the sole record and beneficial owner of all Company Units and Company Interests, and will be the sole member of the Company.

2.3 Due Authorization; Enforceability. The Company has all requisite power and authority to enter into this Agreement and the Company Related Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Related Agreements, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and the Company Related Agreements, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby. No separate vote or consent of any of the Sellers is required in connection with the execution, delivery and performance by the Company and the Sellers of this Agreement and the Company Related Agreements and the consummation of the Acquisition and the other transactions contemplated hereby and thereby under applicable Legal Requirements, the Organizational Documents and any other Contract to which the Company is a party or by which it is bound. The Manager has (a) resolved that the Acquisition is in the best interests of the Company and its members, and (b) approved the Agreement, the Company Related Agreements, the Acquisition and the other transactions contemplated hereby and thereby. This Agreement and each of the Company Related Agreements has been, or upon execution and delivery thereof will be, duly executed and delivered by the Company and constitutes, or will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

2.4 No Conflict. The execution and delivery by the Company of this Agreement and the Company Related Agreements, the performance by the Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to any payment obligation, right of termination, cancellation, modification or acceleration of any benefit or obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Organizational Documents, (b) any Material Contract to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (c) any material Legal Requirement applicable to the Company or any of its properties or assets (whether tangible or intangible). Section 2.4 of the Company Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Acquisition, or for any such Material Contracts to remain in full force and effect without limitation, modification or alteration after the Closing. Following the Closing, the Company will be permitted to continue to exercise all of its rights under the Contracts referenced in clause (b) above without any restrictions or limitations or the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

2.5 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Company in order to enable the Company to execute, deliver and perform its obligations under this Agreement or the Company Related Agreements and to consummate the transactions contemplated hereby or thereby.

2.6 Litigation. There is no private or governmental action, suit, proceeding, claim, charge, audit, review, arbitration or investigation of any nature (each, an “Action”) pending, or, to the Company’s knowledge, threatened, against the Company or any of its properties or assets, or to its knowledge, pending or threatened against any of its Managers, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company), nor to the knowledge of the Company is there any reasonable basis therefor. The Company is not a party or subject to the provisions of, any order, writ, injunction, judgment or decree of any court, agency or other Governmental Entity. There is no Action by the Company currently pending or which the Company intends to initiate. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as currently contemplated to be conducted.

2.7 Restrictions on Business Activities. There is no Contract (non-competition or otherwise) to which the Company is a party or judgment, injunction, order or decree binding upon the Company which has, or would reasonably be expected to have, whether before or after the Closing, the effect of prohibiting or impairing any current or presently proposed business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company. Without limiting the generality of the foregoing, the Company has not entered into any Contract under which the Company is restricted from selling, licensing, manufacturing, delivering or otherwise distributing or commercializing any Company IP or Company Products or from providing services to any customers or class of customers, or any potential customers or class of customers, in any geographic area, during any period of time, or in any segment of the market, including by means of any grant of exclusivity, or from hiring or soliciting potential employees, consultants or independent contractors.

2.8 Intellectual Property.

(a) As used in this Agreement, the following terms have the meanings indicated below:

(i) “Behavioral Data” means data collected from an IP address, web beacon, pixel tag, ad tag, cookie, JavaScript, local storage, software, or by any other means, or from a particular computer, Web browser, mobile device, or other device or application, where such data is or may be used to identify or contact an individual, device, or application (including by means of an advertisement or other content), to develop a profile or record of the activities of an individual, device, or application across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of an individual, device, or application, or a user thereof, or to target advertisements or other content to an individual, device, or application.

(ii) “Company IP” means Company IPR and Company Technology.

(iii) “Company IP Contract” means any Contract to which the Company or any Subsidiary is or was a party or by which the Company or any Subsidiary is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Company IP.

(iv) “Company IPR” means any and all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries or are subject to an obligation of assignment to the Company or any of its Subsidiaries.

(v) “Company Privacy Policy” means each external or internal, past or present privacy policy or representation, obligation, or promise of the Company or any of its Subsidiaries relating to privacy, data security, or the collection, obtainment, interception, compilation, creation, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Private Information.

(vi) “Company Products” means (a) all products and services developed (including products and services not yet made generally available by the Company or any of its Subsidiaries but for which development is in progress), delivered, hosted, provided, made commercially available, marketed, distributed or licensed out by or on behalf of the Company or any of its Subsidiaries since its inception and (b) all Technology that is embedded in, or used in the development, delivery, hosting, provision, or distribution of, any products and services described in (A), including any Technology that is used to collect, transfer, transmit, store, host, or otherwise process Private Information.

(vii) “Company Sites” means Internet websites and mobile or tablet applications owned, maintained or operated by or for the Company or any Subsidiary.

(viii) “Company Source Code” means any software source code, any material portion or aspect thereof, or any proprietary information or algorithm contained in or relating to any software source code, of any Company Technology or any Company Product.

(ix) “Company Technology” means any and all Technology that is owned or purported to be owned by the Company or any of its Subsidiaries or is subject to an obligation of assignment to the Company or any of its Subsidiaries.

(x) “Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code, software routines, or hardware components designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or permitting or causing unauthorized access to, a system, network, or other device; or (b) damaging or destroying any data or file without the user’s consent.

(xi) “Customer Data” means (a) all data and content uploaded or otherwise provided by or for customers of the Company or its Subsidiaries (or their respective privileged users and end users) to, or stored by customers of the Company’s or its Subsidiaries’ customers (or their respective privileged users and end users) on, the Company Products; (b) all data and content created, compiled, inferred, derived, or otherwise collected or obtained by or for the Company Products or by or for the Company or any of its Subsidiaries in or relating to the provision or operation of the Company Products; and (c) data and content compiled, inferred, or derived directly or indirectly from any of the data and content described in subclauses (a) and (b) above.

(xii) “Incidental Inbound License” means any Contract entered into by the Company or any of its Subsidiaries in the ordinary course of business in which the only license to, or right to use, Intellectual Property owned by third parties granted to the Company or any of its Subsidiaries in such Contract is a license or right to use such third-party Intellectual Property that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is something other than such license or right to use, such as a sales or marketing Contract that includes an incidental license to use the third party’s Intellectual Property Rights in advertising and selling the third party’s products or otherwise performing under such Contract.

(xiii) “Incidental Outbound License” means any Contract entered into by the Company or any of its Subsidiaries in the ordinary course of business in which the only license to, or right to use, Company IP in such Contract is a non-exclusive license to, or right to use, Company IP granted by the Company or a Subsidiary of the Company that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is something other than such license, such as a sales or marketing Contract that includes an incidental license to use the Company’s or any of its Subsidiaries’ Trademarks in advertising and selling Company Products or otherwise performing under such Contract, and which Contract does not involve any trade secrets or source code of the Company or any of its Subsidiaries.

(xiv) “Intellectual Property” means Intellectual Property Rights and Technology.

(xv) “Intellectual Property Rights” means all intellectual property rights and rights in, arising out of, or associated with Technology in any jurisdiction, including: (a) all rights in, arising out of, or associated with Inventions, Invention disclosures and improvements, including all United States, foreign and international patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof (collectively, “Patent Rights”); (b) all rights in, arising out of, or associated with Works of Authorship, including copyrights (registered or otherwise), mask works, copyright and mask work registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions; (c) all rights in, arising out of, or associated with industrial designs and any registrations and applications therefor; (d) all rights in, arising out of, or associated with trade names, logos, trademarks and service marks, words, names, symbols, devices, designs and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, whether or not registered, including all common law rights and rights granted under the Lanham Act, and trademark and service mark registrations and applications, including all marks registered in the United States Patent and Trademark Office (the “PTO”) and similar offices of other Governmental Entities throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Trademarks”); (e) all rights in, arising out of, or associated with databases (including knowledge databases, customer lists and customer databases); (f) all rights in, arising out of, or associated with trade secrets and other Proprietary Information, including rights granted under the Uniform Trade Secrets Act; (g) all rights in software and Technology; (H) all rights in, arising out of, or associated with Domain Names, including but not limited to keyword associations in any search engine, directory, or other Internet service; (I) all moral and economic rights of authors and inventors, however denominated; (J) any similar, corresponding or equivalent rights to any of the foregoing; and (K) all goodwill associated with any of the foregoing.

(xvi) “Open Source License” means (a) any so-called “open source,” “copyleft,” “freeware” or “general public” license (including the GNU General Public License (GPL), the GNU Affero General Public License (AGPL), BSD licenses and the Apache License); (b) any license that is substantially similar to any of those licenses listed at http://www.opensource.org/licenses/; (c) any Creative Commons license; and (d) any license that (1) requires the licensor to permit reverse-engineering, de-compilation, disassembly or other derivation of the source code or underlying structure of the licensed Technology (such as software) or other Technology containing, incorporated into, derived from, developed from, or distributed or made available with such licensed Technology or (2) requires the licensed Technology or other Technology containing, incorporated into, derived from, developed from, or distributed or made available with such licensed Technology be (a) distributed or otherwise made available in source code form, (b) licensed for the purpose of making modifications or derivative works or (c) distributed or otherwise made available at no or minimal charge.

(xvii) “Open Source Software” means any Technology that is distributed or otherwise made available pursuant to any Open Source License.

(xviii) “Personal Data” means: (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, health information, device identifier, IP address, biometric identifier, persistent identifier, or any other piece of information that alone or in combination with other information directly or indirectly collected, held or otherwise managed by the Company or any Subsidiary allows the identification or location of or contact with a natural person or a particular machine or device, (b) any other information if such information is defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “personally identifiable financial information,” or “personal information” under any Legal Requirement; and (c) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing.

(xix) “VMware Customer” means each customer that was provided access to, use of or otherwise obtained rights to a Company Product or other Company IP directly or indirectly by VMware.

(xx) “VMware Customer Contract” means each Contract pursuant to which a VMware Customer obtains rights from VMware to access, use, or otherwise exploit a Company Product.

(xxi) “Privacy Law” means all Legal Requirements and Orders (including HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, and applicable Legal Requirements implementing the European Union Data Protection Directive), Company Privacy Policies, contractual obligations, applicable rules, codes of conduct, or other requirements of self-regulatory bodies, and applicable industry standards (including, to the extent applicable, the PCI Data Security Standard), as it may in each case be amended from time to time, that pertains to (a) privacy or restrictions or obligations related to the collection, use, disclosure, transfer, transmission, storage, security, hosting, disposal, retention, interception or other processing of Private Information or (b) direct marketing to consumers, the transmission or receipt of communications, or consumer protection.

(xxii) “Private Information” means Behavioral Data, Personal Data, and Customer Data.

(xxiii) “Registered IP” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed or registered with or recorded by any Governmental Entity at any time in any jurisdiction, including all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part associated with Patent Rights.

(xxiv) “Scheduled In-Licenses” means the Contracts listed or required to be listed on Section 2.8(f)(1) of the Company Disclosure Schedule.

(xxv) “Scheduled Out-Licenses” means the Contracts listed or required to be listed on Section 2.8(g) of the Company Disclosure Schedule.

(xxvi) “Shrink-Wrap Code” means any generally commercially available software in executable code form made available on a license basis or as a service that is available for a cost of not more than $5,000.00 for a perpetual license for a single user or work station (or $25,000.00 in the aggregate for all users and workstations) that is (a) licensed to the Company or its Subsidiaries on standard terms, (b) not customized and (c) not incorporated into, or used directly in the development, delivery, hosting or distribution of, any Company Products.

(xxvii) “Social Media Accounts” means any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any (a) social media or social networking website or online service, (b) blog or microblog, (c) mobile application, (d) photo, video or other content-sharing website, (e) virtual game world or virtual social world, (f) rating and review website, (g) wiki or similar collaborative content website or (H) message board, bulletin board, or similar forum.

(xxviii) “Standard Form IP Contract” means each standard form of Company IP Contract used by the Company or any Subsidiary at any time, including each standard form of: (a) license and/or service agreement; (b) development agreement; (c) distributor, reseller or affiliate agreement; (d) employee agreement containing any assignment or license of Intellectual Property or any confidentiality provision; (e) professional services, outsourced development, consulting, or independent contractor agreement containing any assignment or license of Intellectual Property or any confidentiality provision; and (f) confidentiality or nondisclosure agreement.

(xxix) “Technology” means all technology and technical and other information, tangible or intangible, regardless of form, including any or all of the following and any tangible embodiments thereof: (a) published and unpublished works of authorship, including audiovisual works, collective works, computer programs and other software (whether in source code or executable form), documentation, compilations, derivative works, literary works, maskworks and sound recordings (“Works of Authorship”); (b) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, processes and new uses for any of the preceding items (“Inventions”); (c) proprietary and confidential information and trade secrets, including algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems and techniques (“Proprietary Information”); (d) data, databases, data compilations and collections; (e) Trademarks; (f) domain names and web addresses (“Domain Names”); (g) devices, prototypes, designs and schematics; and (H) any other form of technology.

(b) Registered IP. Section 2.8(b) of the Company Disclosure Schedule contains a true, correct and complete list of (i) all Registered IP owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to the Company or one of its Subsidiaries (“Company Registered IP”), indicating for each item other than with respect to

Domain Names within Company Registered IP (the “Company Domain Names”) the registered owner, filing date, expiration date, registration or application number and the applicable filing jurisdiction and, for Company Domain Names, indicating the legal owner, current registrant, applicable registrar and the registration renewal date; (ii) any proceedings or actions before any court or tribunal (including the PTO or similar authority anywhere in the world) to which the Company or any of its Subsidiaries is a party or in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any Company Registered IP; and (iii) any actions that must be taken by the Company within 180 days of the Closing Date with respect to the Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates. To the knowledge of the Company, there are no facts or circumstances relating to any Company Registered IP that would constitute fraud or a misrepresentation with respect thereto or that would otherwise affect the enforceability thereof. All necessary registration, maintenance and renewal fees in connection with Company Registered IP that are or will be due for payment on or before the Closing Date have been or will be timely paid and all necessary documents and certificates in connection with Company Registered IP that are or will be due for filing on or before the Closing Date have been or will be timely filed with the relevant Governmental Entity for maintaining the Company Registered IP. The Company has not claimed any status in the application for or registration of any Company Registered IP, including “small business status,” that would not be applicable to Acquiror. To the maximum extent provided for by, and in accordance with, applicable laws, Company has recorded each assignment of Registered IP to the Company by a third Person that is Company Registered IP with each relevant Governmental Entity.

(c) Transferability of Company IP. All Company IP is and after the Closing Date will be fully transferable, alienable and licensable by the Company, one of its Subsidiaries or Acquiror without restriction and without payment of any kind to any third party and without approval of any third party, including any Governmental Entity and without approval of any third party, including any Governmental Entity.

(d) Title to and Enforceability of Company IP. The Company or one of its Subsidiaries is, and after the Closing Date will be, the sole and exclusive owner of each item of Company IP, and that ownership is and will be free and clear of any Encumbrances. No Company IP is subject to any proceeding or outstanding decree, order, judgment or settlement agreement, stipulation, or Encumbrance that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use, or enforceability of such Company IP. All Company IPR is valid and enforceable, and there are no facts or circumstances that would render any Company IPR invalid or unenforceable. The Company or one of its Subsidiaries has the sole and exclusive right to bring a claim or suit against a third party for infringement, misappropriation or other violation of the Company IPR. Except for trade secrets that lost their status as trade secrets upon the release of a new Company Product or upon the issuance of a patent or publication of a patent application, and except for Trademarks that the Company made a reasonable business decision to stop using, neither the Company nor any of its Subsidiaries has (i) transferred full or partial ownership of, or granted any exclusive license with respect to, any Intellectual Property to any other Person or (ii) permitted the rights of the

Company or any of its Subsidiaries in any Intellectual Property that are or at the time were Company IP, and are or at the time were material to the Company or one of its Subsidiaries, to lapse or enter into the public domain. In each case in which the Company or any of its Subsidiaries has acquired or sought to acquire any ownership of material Intellectual Property Rights from any Person, including as a result of engaging any Person to develop or create any Intellectual Property for the Company or any of its Subsidiaries, the Company or such Subsidiary, as the case may be, has obtained a valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or such Subsidiary, as the case may be.

(e) Standard Form Agreements. Copies of the Company’s and its Subsidiaries’ standard form(s) of nondisclosure agreement and the Company’s and its Subsidiaries’ standard form(s), including attachments, of non-exclusive licenses of the Company Products and non-exclusive agreements to provide the Company Products to end-users (collectively, the “Standard Form Agreements”) have been made available to Acquiror.

(f) In-Licenses. Section 2.8(f)(1) of the Company Disclosure Schedule contains a true, correct and complete list of all Contracts pursuant to which a third party has licensed or granted any right to the Company or one of its Subsidiaries in, to, or under any Intellectual Property (including any covenant not to assert or enforce Intellectual Property), other than Intellectual Property licensed to the Company or one of its Subsidiaries pursuant to: (i) licenses for the Open Source Software listed in Section 2.8(q)(i) of the Company Disclosure Schedule; (ii) licenses for Shrink-Wrap Code; (iii) Contracts with current and former Employees that do not materially differ in substance from the Employee Proprietary Information Agreement or the Consultant Proprietary Information Agreement; (iv) nondisclosure agreements entered into in the ordinary course of business that do not materially differ in substance from the applicable Standard Form Agreement; and (v) Incidental Inbound Licenses ((i)-(v), collectively, the “Non-Scheduled In-Licenses” and, together with Scheduled In-Licenses, the “Inbound License Agreements”). There are no facts or circumstances that would cause the Company to be in breach of Section 2.16(b) with respect to any of the Scheduled In-Licenses.

(g) Out-Licenses. Section 2.8(g) of the Company Disclosure Schedule contains a true, correct and complete list of all Contracts, licenses and agreements to which the Company is a party or by which it is bound or is otherwise obligated to perform and pursuant to which the Company has, directly or indirectly, granted, licensed or provided any Company IP (including any covenant not to assert or enforce Company IP) to third parties, as a service or otherwise, other than: (i) nondisclosure agreements, (ii) non-exclusive licenses of the Company Products and non-exclusive agreements to provide the Company Products (in each case of (i) and (ii), pursuant to any agreement that has been entered into in the ordinary course of business and that do not materially differ in substance from the applicable Standard Form Agreement), (iii) Contracts under which the only Company IP granted, licensed or provided by the Company or one of its Subsidiaries is to contractors or vendors, in the ordinary course of business, for the sole benefit of the Company or its Subsidiaries and (iv) Incidental Outbound Licenses ((i)-(iv), collectively, the “Non-Scheduled Out-Licenses” and, together with the Scheduled Out-Licenses and the VMware Customer Contracts, the “Outbound License Agreements”). There are no facts or circumstances that would cause the Company to be in breach of Section 2.16(b) with respect to any of the Outbound License Agreements other than the Non-Scheduled Out-Licenses.

(h) [Intentionally left blank.]

(i) [Intentionally left blank.]

(j) Sufficiency of Intellectual Property. The Company IP owned by the Company, together with the third party Intellectual Property licensed pursuant to the Inbound License Agreements, constitutes (i) all of the Intellectual Property used in, necessary for, or useful for the conduct of the business of the Company and its Subsidiaries as currently conducted or as proposed to be conducted, including the design, development, manufacture, coding, license, sale, provision, maintenance and support, and use of all Company Products currently under development or in production and (ii) all of the Intellectual Property owned by or used by VMware in connection with the conduct of the business of the Company and its Subsidiaries as conducted by VMware.

(k) No IP-Related Disputes. To the knowledge of the Company, there are no licenses or Contracts between the Company or any of its Subsidiaries and any other Person or entity with respect to the Company Products, Company IP or any third-party Intellectual Property under which there is any dispute, including any dispute regarding the scope of such Contract, with respect to any payments to be made or received by the Company or any of its Subsidiaries or otherwise relating to any party’s performance under such license or Contract.

(l) Infringement by the Company. The operation of the business of the Company and its Subsidiaries as previously conducted, as currently conducted and as currently contemplated by the Company to be conducted by the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, provision, delivery, sale and licensing out of any Company Product, has not infringed, misappropriated or otherwise violated, does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person, violate any right of any Person (including rights to privacy or publicity) or constitute unfair competition or trade practices pursuant to the Legal Requirements of any jurisdiction. Neither the Company nor any of its Subsidiaries has received notice from any Person claiming that any of the foregoing has occurred nor, to the knowledge of the Company, is there any basis therefor. Neither the Company nor any of its Subsidiaries has received any invitation from any Person to obtain a license to any Intellectual Property in connection with any actual or, to the Company’s knowledge threatened, Action regarding infringement or other violation of Intellectual Property by the Company or any of its Subsidiaries of such Intellectual Property. Company has not agreed to, or assumed, any obligation or duty to warrant, indemnify or hold any Person harmless, or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement, misappropriation or other violation of the Intellectual Property Rights of any Person.

(m) Effect of Transactions and Restrictions on Business. Neither the execution of the Transaction Agreements nor the consummation of the transactions contemplated by the Transaction Agreements will cause or result in Acquiror, the Company, or any of their respective Subsidiaries or affiliates (i) granting to any third party any right to or with respect to any Intellectual Property (other than rights granted by the Company or any of its Subsidiaries prior to the Closing Date to Intellectual Property owned by the Company or any of its Subsidiaries prior to the Closing Date); (ii) being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses (excluding any non-compete or other material restriction that arises from any agreement to which the Company or one of its Subsidiaries is not a party); or (iii) being obligated to pay any royalties or other fees or consideration with respect to Systems or other Intellectual Property in excess of those payable by the Company and its Subsidiaries in the absence of this Agreement and the transactions contemplated hereby.

(n) No Third Party Infringement. To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company IPR. Neither the Company nor or any of its Subsidiaries has brought any claims, suits, arbitrations or other adversarial proceedings before any Governmental Entity or arbitral tribunal against any Person with respect to any Company IPR.

(o) Proprietary Information Agreements. Copies of the Company’s standard form(s) of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and the Company’s standard form(s) of consulting agreement containing proprietary information, confidentiality and assignment provisions (the “Consultant Proprietary Information Agreement”) have been made available to Acquiror. All Employees of the Company and its Subsidiaries, and all current and former consultants of the Company and its Subsidiaries who have been involved in any manner in the creation or development of Company IP or Technology for the Company or any of its Subsidiaries or who have had access to or received Proprietary Information have executed the applicable form of such agreement and each such agreement is valid and enforceable. The Company and its Subsidiaries have taken all reasonable steps required or necessary to protect the confidentiality of their Proprietary Information and trade secrets and those of any third party that has provided any Proprietary Information or trade secrets to the Company or any of its Subsidiaries. No Employee has excluded any Intellectual Property Right used in or necessary for use in the business of the Company and its Subsidiaries from any assignment of, or agreement to assign, Intellectual Property Rights to the Company.

(p) No Government Funding. No government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of any Company IP or, to the knowledge of the Company, any other Intellectual Property or Technology used in the development or delivery of Company Products. No Employee who was involved in, or contributed to, the creation or development of any Company IP has performed services for any Governmental Entity, for a university, college or other educational institution, or for a research center immediately prior to or during a period of time during which such Employee was also performing services for the Company or any of its Subsidiaries. No Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company IP.

(q) Open Source Software.

(i) Section 2.8(q)(i) of the Company Disclosure Schedule contains a true, correct and complete list of all Open Source Software that has been incorporated into or used in the development, testing or delivery of any Company Product along with a description including the name and version of each item of software.

(ii) Notwithstanding anything set forth on Section 2.8(q)(i) of the Company Disclosure Schedule, the Company and its Subsidiaries have not used, incorporated, modified, hosted, distributed or otherwise accessed any Open Source Software, in whole or in part, in any manner that would or could (a) require the disclosure or distribution in source code form of any Company Technology or any portion of any Company Product; (b) require the licensing of any Company Technology or any portion of any Company Product for the purpose of making derivative works; (c) grant, or require the Company or any of its Subsidiaries to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Technology or any portion of any Company Product; (d) impose any restriction on the consideration to be charged for the marketing, licensing, distribution or otherwise making available of any Company Technology or any portion of any Company Product; (e) create, or purport to create, obligations for the Company or any of its Subsidiaries with respect to Company IP or grant, or purport to grant, to any third party, any rights or immunities pursuant to any Company IP; or (f) impose any other material limitation, restriction or condition on the right of the Company or any of its Subsidiaries to use, hold for use, license, host, distribute or otherwise make available or dispose of any Company Technology or any Company Product, and the Company and its Subsidiaries have no plans to do any of the foregoing.

(iii) Notwithstanding anything set forth on Section 2.8(q)(i) of the Company Disclosure Schedule, with respect to any Open Source Software that is or has been used by the Company or any of its Subsidiaries, the Company and its Subsidiaries have been and are in compliance with all applicable licenses with respect thereto, complete copies of which licenses have been made available to Acquiror.

(r) Company Source Code. Neither the Company or any of its Subsidiaries nor any Person acting on its or their behalf has disclosed, delivered or licensed to any escrow agent or other Person, or agreed to disclose, deliver or license to any escrow agent or other Person, any Company Source Code except for disclosures to Employees pursuant to agreements that prohibit use and disclosure except in the performances of services to the Company or one of its Subsidiaries. No event has occurred, and no circumstance or conditions exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any Company Source Code to any third party. The Company has taken all actions customary in the software industry to document the Company Source Code and its operation, such that the Company Source Code has been written in a clear and professional manner that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

(s) Bugs and Defects. There are no Critical Problems with any Company Product. For the purposes of the foregoing, “Critical Problem” means a problem, defect, malfunction, nonconformity or error that has been (or should reasonably be) assigned the most critical level of error for the Company’s or any of its Subsidiaries’ internal tracking and reporting systems, in a manner consistent with past practices and reasonable industry standards. The Company and its Subsidiaries maintain a bug tracking database that contains records of all known bugs, errors and defects, which is maintained by its development or quality control groups, with respect to the Company Products, and such database is current and complete. Section 2.8(s) of the Company Disclosure Schedule sets forth the name of such database and such database has been made available to Acquiror.

(t) Warranties and Product Liability. (i) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Governmental Entity relating to any Company Product, or claim or lawsuit involving a Company Product which is pending or, to the knowledge of the Company, threatened, by any Person, and (ii) there has not been, nor is there under consideration by the Company, any Company Product recall or post-sale warning of a material nature concerning any Company Product. To the knowledge of the Company, there is no basis for any of the foregoing. All Company Products comply in all material respects with applicable Legal Requirements, and there have not been and there are no material defects or deficiencies in the Company Products.

(u) Contaminants. All Company Technology and Company Products (and all parts thereof), and the Technology used to deliver all Company Products, are free of any and all Contaminants. The Company and its Subsidiaries use industry standard measures, which measures are no less than reasonable, to prevent the introduction of Contaminants into Company Technology and Company Products and the Technology used to deliver Company Products from Technology licensed or otherwise obtained from third parties.

(v) No Spyware or Malware. None of the Company Technology or Company Products performs the following functions without the knowledge and consent of the owner or user of a computer system: (i) collects Private Information stored on the computer system; (ii) interferes with the owner’s or an authorized user’s control of the computer system; (iii) changes or interferes with settings, preferences or commands already installed or stored on the computer system without the knowledge of the owner or an authorized user of the computer system; (iv) changes or interferes with data that is stored, accessed or accessible on any computer system in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the computer system; (v) causes the computer system to communicate with another computer system, or other device, without the authorization of the owner or an authorized user of the computer system; or (vi) installs a computer program that may be activated by a third party without the knowledge of the owner or an authorized user of the computer system.

(w) Systems. The computer, information technology and data processing systems, facilities and services used by the Company and its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company and its Subsidiaries (collectively, “Systems”), are reasonably sufficient for the existing and currently anticipated future needs of the Company and its Subsidiaries, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and are in good working condition to effectively perform all operations necessary for the operation of the Company and its Subsidiaries and the provision of the Company Products. Except as set forth in Section 2.8(w) of the Company Disclosure Schedule, all Systems, other than software licensed to the Company or one of its Subsidiaries pursuant to a valid and enforceable Contract, are owned and operated by and are under the control of the Company or one of its Subsidiaries.

(x) Social Media Terms. The Company and its Subsidiaries are compliant with, and have always complied with, all terms of use and other Contracts, including all policies and guidelines incorporated therein, applicable to their use of any Social Media Accounts (“Social Media Terms”). No provider of any service, application or platform on which the Company or any of its Subsidiaries has a Social Media Account (each, a “Social Media Platform”) has ever delivered notice to the Company or any of its Subsidiaries that it or the operation of their respective businesses were in violation of any Social Media Terms. No provider of any Social Media Platform has ever prevented, or threatened to prevent, the Company or any of its Subsidiaries from (i) offering any products or services on any Social Media Platform or (ii) otherwise maintaining any presence on any Social Media Platform. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice in writing has been made, given, filed or commenced (or, to the knowledge of the Company, threatened) to or against the Company or any of its Subsidiaries alleging any fact that, if true, would cause any of the representations and warranties in this Section 2.8(x) to be inaccurate.

(y) Standards. Neither the Company nor any of its Subsidiaries has made any submission or suggestion to, nor is subject to any Contract with, any standards body or other entity that would obligate the Company, any of its Subsidiaries, or Acquiror or any of its Subsidiaries to grant licenses to or otherwise impair or limit its control of its respective Intellectual Property.

(z) Customer Information. The Company and each of its Subsidiaries has sole and exclusive ownership, free and clear of any Encumbrances, of all customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). To the knowledge of the Company, no Person other than the Company or its wholly owned Subsidiaries possesses any claims or rights with respect to the use of the Customer Information. The Company and each of its Subsidiaries’ use of the Company’s Customer Information is in compliance with applicable Legal Requirements and will not give rise to any third party claims.

(aa) Privacy.

(i) Privacy and Customer Data. Section 2.8(aa)(i) of the Company Disclosure Schedule describes each category of Private Information collected or processed by or for the Company or any of its Subsidiaries on or through the Company Sites and the Company Products or otherwise in connection with the provision of the Company Products. The Company, each Subsidiary, the Company Sites and the Company Products, and all third parties acting on behalf of the Company or any Subsidiary or that have access to Private Information collected or maintained by or for the Company or any Subsidiary comply, and have always complied, with all applicable Privacy Laws, including those relating to (a) the privacy of customers and users (and their respective users) of Company Sites and Company Products; and (b) the collection, obtainment, interception, compilation, creation, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Private Information. The execution, delivery and performance of this Agreement, and the subsequent transfer of all Private Information maintained by for the Company and its Subsidiaries to Acquiror or one of its Subsidiaries (including, after Closing, the Company) is and will be compliant with all Privacy Laws. Copies of all Company Privacy Policies have been made available to Acquiror. None of the disclosures made or contained in the Company Privacy Policies, and no other representation with regard to Private Information made by the Company or any Subsidiary, has been inaccurate, misleading or deceptive or in violation of any Privacy Laws (including containing any material omission). The Company and its Subsidiaries have established and implemented such policies, programs, procedures, contracts and systems to be in compliance with all Privacy Laws, including the European General Data Protection Regulation and any other applicable international Legal Requirements.

(ii) Section 2.8(aa)(ii) of the Company Disclosure Schedule accurately identifies (and the Company has made available a true, correct, and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company, any of its Subsidiaries, or any of their representatives regarding any actual, alleged or suspected violation of any Privacy Law by the Company or any of its Subsidiaries or any Person performing for the Company or any of its Subsidiaries, any of their respective customers or users (to the extent relating to a Company Product or any activities of any Person performing for the Company or any of its Subsidiaries) or any Company Product, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence. There is no, and there has been no, complaint to, or any audit, proceeding, investigation (formal or informal) or Action, in each case, against or pertaining to the Company, any of its Subsidiaries, or any of their respective customers (in the case of customers, to the extent relating to any Company Product or Company Site or the practices of the Company or any of its Subsidiaries or any Person performing for the Company or any of its Subsidiaries) by any private party, the Federal Trade Commission, any data protection authority or any other Governmental Entity, with respect to (a) the collection, obtainment, interception, compilation, creation, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Private Information by or for the Company or any of its Subsidiaries or (b) the security, confidentiality, availability, or integrity of information technology assets used by the Company or any of its Subsidiaries or any Private Information processed or maintained by or for the Company or any of its Subsidiaries.

(iii) Protection of Private Information. The Company and its Subsidiaries have at all times had reasonable and appropriate security measures in place to protect Private Information maintained or processed by or for the Company or its Subsidiaries against loss and against unauthorized access, use, modification, disclosure or other misuse, including a written information security program that includes appropriate controls that have been regularly tested and reviewed. No unauthorized access to, or unauthorized use, modification, disclosure, or other misuse of, any data, including Private Information, maintained or processed by or for the Company or any of its Subsidiaries has occurred. The Company and each of its Subsidiaries have obtained written agreements from all contractors to which they have provided access to Private Information that bind, and have at all times bound, the contractor to at least the same restrictions, obligations, and conditions that apply to the Company or such Subsidiary, as applicable with respect to such Private Information, and which at minimum bind, and have at all times bound, the contractor to implement reasonable and appropriate means for protecting such Private Information.

(iv) Security Measures. The Company and its Subsidiaries have appropriate disaster recovery and security plans, procedures and facilities for its and their businesses and have taken reasonable steps consistent with (or exceeding) industry standards to safeguard the availability, security and integrity of the Systems and the data and information stored thereon (including from infection by Contaminants and from unauthorized access). There have been no unauthorized intrusions or breaches of the security of the Systems or any other unauthorized access to or use of the Systems.

2.9 Compliance with Legal Requirements and Documents; Permits. The Company is not in violation or default of any provisions of its Organizational Documents or of any provision of any Contract to which it is a party or by which it is bound, and the Company has complied in all material respects with all, and is not in violation of any, applicable Legal Requirements. The Company has not received any notice of any violation of any such Legal Requirement which has not been fully remedied. Section 2.9 of the Company Disclosure Schedule sets forth each material consent, license, permit, grant or other authorization from a Governmental Entity (a) pursuant to which the Company currently operates or holds any interest in any of its properties or (b) which is required for the operation of the businesses of the Company as currently conducted or the holding of any such interest (collectively, “Company Authorizations”). All of the Company Authorizations have been issued or granted to the Company, are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

2.10 Property and Assets.

(a) The Company does not own any real property, nor has the Company ever owned any real property. Section 2.10(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of the premises and the aggregate annual rental payable thereunder.

(b) The Company has made available to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”), and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company is bound. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default, rent past due or event of default (or event which with notice or lapse of time, or both, would constitute a default). The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The occurrence of the Closing will not affect the enforceability against any Person of any such Lease Agreement or the rights of the Company to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Company currently occupies all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. The Company is not party to any agreement or subject to any claim that may require payment of any brokerage commissions or finders’ fees. No such commission is owed, with respect to any such Leased Real Property, and the Company would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(c) The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Neither the operation of the Company on the Leased Real Property nor, to the Company’s knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement, ordinance, rule, regulation or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. To the Company’s knowledge, there are no Legal Requirements now in existence or under active consideration by any Governmental Entity which could require the tenant of any Leased Real Property to make any expenditure in excess of $100,000 to modify or improve such Leased Real Property to bring it into compliance therewith. The Company shall not be required to expend more than $100,000 in the aggregate under all Lease Agreements to restore the Leased Real Property at the end of the term of the applicable Lease Agreement to the condition required under the Lease Agreement (assuming the conditions existing in such Leased Real Property as of the Agreement Date and as of the Closing).

(d) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except (i) as reflected in the Current Balance Sheet and (ii) Encumbrances for current Taxes not yet due and payable.

(e) The equipment owned or leased by the Company (i) is adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, and (ii) is in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(f) The Company’s assets (including tangible and intangible assets) are sufficient for the continued conduct of the business of the Company and its Subsidiaries as currently conducted or as proposed to be conducted after the Closing in substantially the same manner as conducted prior to the Closing and are in conformity with all applicable laws, rules and regulations.

2.11 Company Financial Statements.

(a) Attached as Section 2.11 of the Company Disclosure Schedule are the Company’s (i) unaudited reviewed balance sheet as of December 31, 2016, and the related unaudited reviewed statements of income, cash flow and stockholders’ equity for the period beginning September 2, 2016 and ending December 31, 2016 and (ii) the Company’s unaudited balance sheet as of December 31, 2017 (the “Company Balance Sheet Date”) and the related unaudited statements of income, cash flow and stockholders’ equity for the year then ended (such financial statements being collectively referred to herein as the “Company Financial

Statements”). The Company Financial Statements (x) are true and correct in all material respects, (y) have been prepared in accordance with GAAP consistently applied through the periods indicated and consistent with each other and (z) present fairly the financial condition of the Company at the date or dates therein indicated and the results of operations and cash flows for the period or periods therein specified. The Company’s unaudited balance sheet as of the Company Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet”. The Company has identified all uncertain tax positions contained in all Tax Returns filed by the Company and has established adequate reserves and made any appropriate disclosures in the Company Financial Statements in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109, Accounting for Uncertain Tax Positions). The Company’s revenue recognition policies are consistent with GAAP and described in detail in Section 2.11(a) of the Company Disclosure Schedule, including the status of the Company’s review and adjustments resulting from the Financial Accounting Standards Board’s Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606).

(b) The Company maintains accurate business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records (collectively, the “Books and Records”) reflecting the Company’s assets and Liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements and to maintain accountability of its assets, (iii) access to the Company’s assets is permitted only in accordance with management’s authorization, (iv) the reporting of assets is compared to existing assets at regular intervals and (v) inventory, accounts, notes and other receivables are recorded accurately and proper procedures are implemented to effect the collection thereof on a timely basis. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its Books and Records.

(c) Neither the Company nor, to the Company’s knowledge, any current or former Employee of the Company, has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other current or former Employee of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing.

(d) The Company does not have any Liability, indebtedness, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, except for those which (i) have been reflected in the Current Balance Sheet or (ii) Liabilities in an aggregate amount not to exceed $100,000 that have arisen in the ordinary course of business consistent with past practice since the Company Balance Sheet Date.

(e) All of the accounts receivable, whether billed or unbilled, of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any set off or counterclaim, and do not represent obligations for goods sold on consignment, on approval or on a sale or return basis or subject to any other repurchase or return arrangement. None of the accounts receivable of the Company are subject to any Encumbrance. No request or agreement for deduction or discount has been made with respect to any current or prior accounts receivable of the Company since inception. Section 2.11(e) of the Company Disclosure Schedule sets forth, as of the Company Balance Sheet Date, the aging of the accounts receivable reflected on the Current Balance Sheet.

(f) Annual Recurring Revenue

(i) Section 2.11(f)(i) of the Company Disclosure Schedule sets forth a detailed schedule providing for reduction in the businesses deferred revenue resulting from the Company’s acquisition of the business from VMware in 2016.

(ii) For each VMware Customer whose relationship arises under the Reseller Agreement, Section 2.11(f)(ii) of the Company Disclosure Schedule contains a true, correct and complete copy of the final reseller report agreed to by VMware and the Company for the applicable quarter, or a preliminary or estimated report for any quarter for which a final reseller report has not yet been provided, which includes (i) the name of each customer, (2) the license type by each customer, (3) the expiration date of each license and (4) annual recurring revenue dollar value of the license for each customer.

(iii) Section 2.11(f)(iii) of the Company Disclosure Schedule sets forth the following items for each customer that is not a customer under the VMware Reseller Agreement and was not acquired in the Company’s acquisition of the business of the Company from VMware in 2016 (including customers who have contracted directly with the Company or who have contracted through a reseller other than VMware): (i) the name of such customer, (2) the license type by each customer, (3) the expiration date of each license and (4) annual recurring revenue dollar value of the license for each customer.

(iv) Section 2.11(f)(iv) of the Company Disclosure Schedule sets forth the Company’s good faith estimate, to its knowledge, of the following items for each customer not otherwise covered by clauses (i), (ii) or (iii) of this Section 2.11(f): (i) the name of such customer, (2) the license type by each customer, (3) the expiration date of each license, if available and (4) annual recurring revenue dollar value of the license for each customer. Except as set forth on Section 2.11(f)(iv) of the Company Disclosure Schedule, the customers set forth therein are customers of the Company by virtue of the Company’s relationship with VMware.

(g) Since October 31, 2017, the Company has never (i) accelerated collections of or discounted any accounts receivable owed by third-parties to the Company, (ii) agreed to or accepted any pre-payment of amounts payable by a third-party future services, or (iii) billed any customer of the Company in advance of the standard billing date, and the Company has never committed to do any of the forgoing (whether pursuant to Contract or otherwise).

2.12 Activities Since the Company Balance Sheet Date. Since the Company Balance Sheet Date:

(a) there have not been any modifications or changes to the Company’s Organizational Documents;

(b) the Company has not authorized or made any distribution upon or with respect to any Company Units, or split, combined or reclassified any Company Units or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for Company Units, or repurchased, redeemed or otherwise acquired, directly or indirectly, any Company Units (or options, warrants or other rights exercisable therefor);

(c) the Company has not made any expenditure or entered into any commitment or transaction exceeding $100,000 individually or $100,000 in the aggregate;

(d) the Company has not (i) incurred any indebtedness for money borrowed, (ii) incurred any other Liabilities exceeding $100,000 individually or $100,000 in the aggregate, or (iii) created any Encumbrances on any of its assets;

(e) the Company has not made any loans, guarantees or advances to any Person, other than advances to employees for travel and business expenses in the ordinary course of business consistent with past practice;

(f) sell, lease, license or otherwise dispose of any of its properties or assets, including the sale of any accounts receivable of the Company or grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any owned property or leased property or any part thereof, other than in the ordinary course of business consistent with past practices;

(g) (i) sell, exclusively license or assign to any Person or enter into any Contract to sell, exclusively license or assign to any Person any rights to any Company IP; (ii) buy, license or otherwise acquire rights in, to or under any Intellectual Property Right of any third party (other than licenses of Open Source Software not required to be set forth in Section 2.8(q)(i) of the Disclosure Schedule and pursuant to agreements with Employees or other contributors in the form of the applicable Standard Form IP Contract); (iii) license or otherwise grant any rights in, to or under any Company Products or Company IP to third parties other than in non-exclusive agreements to provide the Company Products to customers in the form of the applicable Standard Form IP Contract entered into in the ordinary course of business consistent with past practice; (iv) enter into any distributor, reseller, sales representative, marketing, or similar agreement; (v) amend, modify, or extend any agreement for the license, sale, or other distribution of Company Products or Company IP (other than amendments, extensions, or modifications to non-exclusive agreements to provide the Company Products to customers, which amendments, extensions, or modifications are entered into in the ordinary course of business consistent with past practice and that do not change pricing under such agreements); (vi) enter into any Contract with respect to the development of any Intellectual Property on behalf of the Company or any Subsidiary with a third party (other than agreements with employees, contractors or other contributors in the form of the applicable Standard Form IP Contract); (vii) change pricing or royalties charged by the Company or any Subsidiary to, or the compensation or other amounts payable to, the Company’s or any of its Subsidiaries’ distributors, resellers, sales representatives, customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or any of its Subsidiaries; or (viii) amend the license applicable to any Company IP such that the Company IP becomes subject to an Open Source License;

(h) amend any Company Privacy Policy, or publish any new Company Privacy Policy;

(i) (i) terminate, amend, waive, or modify in any material manner relative to such Contract or the Company’s or any Subsidiary’s businesses or operations, or violate, the terms of any Company Material Agreement, or (ii) enter into any Company Material Agreement;

(j) the Company has not terminated or extended, or materially amended, waived, modified, or violated the terms of, any Company Material Agreement, including the allowance to lapse of any Contract in which the Company has been granted any right to use any third party Intellectual Property;

(k) the Company has not engaged in or entered into any material transaction or commitment, or relinquished any material right, outside the ordinary course of the Company’s business consistent with past practice;

(l) the Company has not revalued any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settling, discounting or compromising any accounts receivable, or reversed any reserves other than in the ordinary course of business and consistent with past practice;

(m) the Company has not paid, discharged, waived or satisfied, in an amount in excess of $100,000 in any one case, or $100,000 in the aggregate, any claim, Liability, loan or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Current Balance Sheet;

(n) the Company has not entered into any transactions with any of its officers, Managers or employees, any of their respective family members, or any Person controlled by any of such individuals;

(o) the Company has not initiated or settled any Action;

(p) there have been no claims, unfair labor practice charges, or matters raised by any Person, including by any union, trade union, works council or any other workers’ representative organization or entity (each a “Representative Entity”), regarding, claiming or alleging labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company;

(q) there has not been any material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties, financial condition, operating results, prospects or business of the Company;

(r) there has not been any entry into, adoption, amendment, modification or termination of any Company Employee Plan (other than the entry into the Company’s standard at-will offer letter by new hires which do not contain provisions for any severance or separation payments or benefits and are terminable without any advance notice), or any increase or decrease in, or grant or modification of, any benefits or compensation provided thereunder, or any change in any compensation or benefits arrangement or agreement with any Employee or member of the Company, including with respect to any severance, change in control arrangement, termination pay or bonus (in cash or otherwise), or any promise or commitment to do any of the foregoing (in each case, whether in writing or otherwise);

(s) there has not been any (i) grant of any equity or equity-linked awards or any cash bonus, incentive, performance or other incentive compensation or (ii) acceleration of the vesting or payment of, or funding or in any other way securing the payment of, compensation or benefits under any Company Employee Plan;

(t) there has not been any hiring, resignation or termination of any Manager, officer, advisor, consultant or Key Employee of the Company and the Company has no knowledge of any impending resignation or termination of employment of or relationship with any such person, and the Company has not involuntarily terminated any other employee or consultant;

(u) there has not been any adoption of or change in any Tax election or method of Tax accounting, that in each case would affect the Company or its assets or operations after Closing, any settlement, compromise or final determination of any tax audit, claim, investigation, litigation or other proceeding or assessment, surrender of any right to claim a material Tax refund, entering into any closing agreement in respect of Taxes or extension or waiver of the limitations period in respect of Taxes;

(v) there has not occurred any event or events that have had, or could reasonably be expected to have, a Material Adverse Effect with respect to the Company; and

(w) there has not been any Contract or arrangement by the Company or any other Person acting on its behalf to do any of the things described in this Section 2.12.

2.13 No Finder’s Fees. The Company has not incurred, and will not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Acquiror or the Company incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company.

2.14 Insurance. Section 2.14 of the Company Disclosure Schedule lists all insurance policies (by policy number, insurer, location of property insured, annual premium, expiration date, and amount and scope of coverage) held by the Company, copies of which have been made available to Acquiror. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.15 Tax Returns and Payments.

(a) The Company has timely filed all Tax Returns required by Legal Requirements. All Tax Returns are true, correct and complete in all material respects. The Company has timely paid all Taxes and other assessments they are required to pay (whether or not shown on any Tax Return). The Company has no Liability for any Tax to be imposed upon them as of the Closing Date that is not adequately provided for in the Company Financial Statements. The Company has withheld or collected from each payment made to each of their employees and other third parties the amount of all Taxes required to be withheld or collected therefrom, including but not limited to, U.S. federal income and excise taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes, and has paid the same to the proper Tax Authority or authorized depositories. Amounts accruing for the current period for such withholdings are similar to the amounts that accrued for such withholdings in past periods.

(b) There is no Tax deficiency outstanding, assessed or, to the knowledge of the Company, proposed against the Company, nor has the Company executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax. No audit or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination. To the knowledge of the Company, no adjustment relating to any Tax Return filed by the Company has been proposed by any Tax Authority to the Company or any representative thereof. No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company had no Liabilities for unpaid Taxes as of the Company Balance Sheet Date that had not been accrued or reserved on the Company Financial Statements, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any Liability for Taxes since the Company Balance Sheet Date other than in the ordinary course of business.

(d) The Company has made available to Acquiror or its legal counsel or accountants copies of all Tax Returns for the Company filed for all periods since its inception.

(e) There are no Encumbrances on the assets of the Company relating to or attributable to Taxes other than Encumbrances for current Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Encumbrance for Taxes on the assets of the Company.

(f) Fifty percent or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” within the meaning of Section 897(c)(1) of the Code, and ninety percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents within the meaning of Treas. Reg. § 1.1445-11T(d).

(g) The Company has (i) never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement and (ii) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(h) The Company has not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(i) The Company uses the accrual method of accounting for income Tax purposes.

(j) The Company is and has been treated as a partnership for U.S. income tax purposes at all times since inception and has made no election to be treated otherwise. Each Seller is a U.S. citizen or resident for U.S. income Tax purposes.

(k) The Company is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(l) The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that country.

(m) The Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. All intercompany arrangements have been adequately documented, and such documents have been duly executed, in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of all applicable transfer pricing Legal Requirements, including Treasury Regulations promulgated under Section 482 of the Code.

(n) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or to which the Company is a party or by which the Company is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Section 2.15(n) of the Company Disclosure Schedule lists each Person who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date.

(o) The Company is not party to any Contract, agreement, plan or arrangement that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder. The Company is not a party to, or otherwise obligated under, any Contract, agreement, plan or arrangement that provides for the Company to pay a Tax gross-up, equalization or reimbursement payment to any service provider, including, without limitation, with respect to any Tax-related payments under Sections 280G or 409A of the Code. Each Company Employee Plan and each other Contract, agreement, plan, program and arrangement maintained, established or entered into by the Company that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code or an available exemption therefrom, and (ii) January 1, 2009, been in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. The Company has not incurred any Liability or obligation to withhold or report taxes under Section 409A of the Code with respect to any amounts deemed to be compensation subject to Section 409A of the Code.

2.16 Company Material Agreements.

(a) Section 2.16(a) of the Company Disclosure Schedule (which shall be organized in accordance with each of the clauses below) contains a complete list of all Company Material Agreements. “Company Material Agreement” or, collectively, the “Company Material Agreements”, means any Contract to which the Company is a party or by which it is bound or is otherwise obligated to perform that involves, or constitutes, any of the following:

(i) any Contract with a Top Customer (as defined below);

(ii) any Contract with a Top Supplier (as defined below);

(iii) [Intentionally omitted.]

(iv) any Contract with VMware;

(v) transactions between the Company and any of its officers, Managers, employees, Affiliates or any Affiliate thereof, or any other Interested Party, other than standard employee benefits generally made available to all employees;

(vi) payments or other obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000 per annum;

(vii) Scheduled In-Licenses;

(viii) Scheduled Out-Licenses;

(ix) the grant of rights to reproduce, license, market, or sell Company Products to any other Person or relating to the advertising or promotion of the business of the Company or pursuant to which any third parties advertise on any websites operated by the Company;

(x) pursuant to which the Company or any of its Subsidiaries has been appointed a partner, reseller or distributor;

(xi) indemnification obligations of the Company to any officer, Manager, employee or agent of the Company or any other Person;

(xii) any merger, acquisition, consolidation, sale or other business combination or divestiture transaction involving the Company;

(xiii) any Contract relating to the disposition or acquisition of assets (including any Intellectual Property Rights or Technology) outside the ordinary course of business consistent with past practice;

(xiv) pursuant to which the Company or any Subsidiary is bound to, or has committed to provide or license, any Company Product to any third party on an exclusive basis or to acquire or license any product or service on an exclusive basis from a third party;

(xv) imposing any restriction on the right or ability of the Company or any Subsidiary (or that would purport to limit the freedom of Acquiror or any of its Affiliates): (a) to engage in any business practices, (b) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its Technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (c) to solicit the employment of, or hire, any potential employees, consultants or independent contractors; (d) to acquire any product, property or other asset (tangible or intangible), or any services, from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (e) to develop or distribute any Technology;

(xvi) providing for the development of any Intellectual Property, independently or jointly, by or for the Company or any Subsidiary, other than any contracts with Employees in the form of the Employee Proprietary Information Agreement or the Consultant Proprietary Information Agreement;

(xvii) all licenses, sublicenses and other Contracts relating to the hosting of any Company Sites;

(xviii) any Contract (other than a Contract entered into in the ordinary course of business consistent with past practice) with support or indemnification obligations that cannot be terminated with 90 days’ notice without penalty;

(xix) any Contract with a Governmental Entity;

(xx) that is a confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into with customers and distributors in the ordinary course of business consistent with past practice pursuant to the Company’s standard unmodified form (a copy of which has been made available to Acquiror);

(xxi) that has a term of more than sixty (60) days and that may not be terminated by the Company or any Subsidiary (without penalty) within sixty (60) days after the delivery of a termination notice by the Company or any Subsidiary; and

(xxii) any Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or Liabilities;

(xxiii) any Contracts relating to the membership of, or participation by, the Company in, or the affiliation of the Company with, any industry standards group or association;

(xxiv) any Contract involving the settlement of any Action;

(xxv) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Acquisition or other transactions contemplated hereunder, either alone or in combination with any other event;

(xxvi) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company in the ordinary course of business consistent with past practice;

(xxvii) any employment, severance or change in control or other management agreement or Contract with any Manager, officer, employee or consultant of the Company or any other agreement with any Manager, officer, employee or consultant of the Company that (a) is not immediately terminable by the Company without cost or Liability to the Company, (b) provides annual aggregate compensation and benefits (whether cash or otherwise) that may exceed $100,000, or (c) provides for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement;

(xxviii) each collective bargaining agreement or other Contract with any labor union; and

(xxix) any other Contract material to the Company’s consolidated business, properties (tangible and intangible), financial condition, results of operations or prospects.

(b) Non-Written Agreements. Except as set forth in Section 2.16(b) of the Company Disclosure Schedule, which contains an accurate summary of all material terms of any Company Material Agreement that is not in written form, all Company Material Agreements are in written form.

(c) No Breach. Each Company Material Agreement is valid and in full force and effect and is enforceable by the Company in accordance with its terms, subject to (i) applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies. Neither the Company nor any Subsidiary has violated or breached, or committed any default under, any Company Material Agreement, and, to the knowledge of the Company, no other Person has violated or breached, or committed any default under, any such Contract. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (1) result in a violation or breach of any of the provisions of any Company Material Agreement; (2) give any Person the right to declare a default or exercise any remedy under any Company Material Agreement; (3) give any Person the right to accelerate the maturity or performance of any Company Material Agreement; or (4) give any Person the right to cancel, terminate or modify any Company Material Agreement. Neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract. Neither the Company nor any of its Subsidiaries has waived any of its material rights under any Material Contract. No Material Contract is scheduled to expire within the six-month period immediately following the date of this Agreement, and as of the date of this Agreement, there are no notices, elections or other acts or omissions that the Company or any Subsidiary must give or otherwise undertake within the six-month period following the date of this Agreement in order to maintain all such Contracts in full force and effect (or to prevent the lapse, loss, expiration, or waiver of any of the Company’s or its Subsidiary’s rights under any such Contract) during such six-month period. No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company or any Subsidiary under any Material Contract or any other material term or provision of any Material Contract. No Person has threatened to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract).

2.17 Minute Books; Books and Records. The minute books of the Company, true, complete and correct copies of which have been made available to Acquiror, contain, in all material respects, a complete summary of all meetings and true, complete and correct copies of all consents of Managers and members of the Company since the time of formation. The Books and Records, true, complete and correct copies of which have been made available to Acquiror, (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with the Company’s business practices on a basis consistent with prior years, (c) are stated in reasonable detail and fairly reflect in all material respects the transactions and dispositions of the assets of the Company and (d) fairly reflect in all material respects the basis for the Company Financial Statements.

2.18 Employee Benefit Plans and Compensation.

(a) Section 2.18(a) of the Company Disclosure Schedule contains a complete and accurate list of each Company Employee Plan. “Company Employee Plan” means any plan, program, policy, practice, Contract, agreement or arrangement providing for compensation, incentive compensation, deferred compensation, severance, relocation, retention, transaction, change in control, termination, separation, retirement, pension, supplemental retirement, excess benefit, profit-sharing, bonus, incentive, performance award, stock option, restricted stock, deferred stock, phantom stock or other equity or equity-based, savings, life, vacation, paid-time-

off, cafeteria, insurance, flex spending, tuition, medical, health, welfare, disability, death, fringe benefit or other remuneration of any kind, including without limitation any “employee benefit plan” within the meaning of Section 3(3) of the ERISA (whether or not subject to ERISA), in each case whether written, unwritten or otherwise, funded or unfunded, which is or has been maintained, contributed to, participated in, sponsored by or required to be contributed to by the Company or any ERISA Affiliate thereof or with respect to which the Company or any ERISA Affiliate thereof has or may have any Liability or obligation, whether actual or contingent. The Company has no written or unwritten commitment to establish any new Company Employee Plan or modify any existing Company Employee Plan.

(b) Documents. The Company has made available to Acquiror true, correct and complete copies, as applicable, of (i) each Company Employee Plan including all amendments thereto and all related trust documents (and descriptions of the material terms of any such plan that is not in writing), (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required to be filed in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group or other insurance and stop-loss contracts, (vi) all material communications to any Employee or Employees relating to any Company Employee Plan, including all communications relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company, (vii) all correspondences and notifications to or from any Governmental Entity relating to any Company Employee Plan, (viii) all COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) the most recent Internal Revenue Service (or any other applicable Tax Authority) determination or opinion letter issued with respect to each Company Employee Plan, if applicable, and (xii) the material terms and conditions of employment applicable to each Employee at the date of the Agreement Date. To the knowledge of the Company, there is no fact, condition, or circumstance since the date the documents were provided in accordance with this subsection (b) above, which would affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made to amend any Company Employee Plan or to provide increased or improved benefits thereunder or accelerate vesting, payment or funding thereunder.

(c) Compliance. The Company has performed all obligations required to be performed by it under, is not in default or violation of, and, as of the Agreement Date, the Company does not have any knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA and the Code. Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and nothing has occurred since the date of such letter that has adversely affected or is likely to adversely affect such qualified status. No Company Units, Company Interests, equity interests or other securities issued by the Company forms or has formed any part of the assets of any Employee Plan that is intended to qualify under Section 401(a) of the Code. Each trust established in connection with any Company Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust. No lien has been imposed under the Code or ERISA with respect to any Company Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the knowledge of the Company or any ERISA Affiliate, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any ERISA Affiliates, threatened by any Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan or applicable Legal Requirements.

(d) Effect of Transaction. The execution of this Agreement and the consummation of the Acquisition and other transactions contemplated herein (either alone or in connection with the occurrence of any additional or subsequent events) or any termination of employment or service in connection therewith will not result in or entitle any Employee to any payment (including severance, golden parachute, bonus, or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits, except as required under Section 411(d)(3) of the Code.

(e) No Pension Plan. No Company Employee Plan is, and neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, a pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate has incurred or could reasonably be expected to incur any Liability pursuant to Title I or Title IV of ERISA (including any controlled group Liability) or the penalty, excise Tax or joint and several Liability provisions of the Code, whether contingent or otherwise.

(f) No Self-Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop-loss policy or Contract applies). The obligations of all Company Employee Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Company Employee Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(g) Collectively Bargained, Multiemployer and Multiple Employer Plan. No Company Employee Plan is, and at no time has the Company or any ERISA Affiliate contributed to or been, obligated to contribute to a multiemployer plan (as defined in Section 3(37) of ERISA). No Company Employee Plan is, and neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to (i) a multiple employer plan or to any other plan described in Section 413 of the Code, (ii) a funded welfare plan within the meaning of Section 419 of the Code, or (iii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA, without regard to Section 514(b)(6)(B) of ERISA.

(h) No Post-Employment Obligations. Neither the Company nor any ERISA Affiliate has any obligation or Liability to provide, whether under any Company Employee Plan or otherwise, any post termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements, and the Company has never represented, promised or contracted (whether in writing or otherwise) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits post-termination, except to the extent required by COBRA or other applicable Legal Requirements.

(i) COBRA; FMLA; HIPAA. The Company and each ERISA Affiliate is in compliance with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of foreign or state law applicable to its Employees. The Company has no unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any Legal Requirements governing health care coverage or extension.

(j) International Employees and Plans. Except as provided on Section 2.18(j) of the Company Disclosure Schedule, neither the Company, its Subsidiaries, nor any ERISA Affiliate has ever (i) had any Employees who are located, or performed services, outside the United States or (ii) maintained, established, sponsored, participated in or contributed to any International Employee Plan. Other than any mandatory government or social security pension arrangements and the Digital Fuel International UK Ltd GPP, there is no scheme, arrangement or agreement in the United Kingdom to which the Company, it Subsidiaries or an ERISA Affiliate is a party or by which it is bound or under which it has an obligation or liability (whether actual, contingent or prospective) to contribute or to provide funding for the provision of life assurance, retirement, death, disability or other like benefits (in the form of a pension, lump sum, gratuity or otherwise) in respect of any Employee.

(k) TUPE Transfers. No Employee has transferred to the Company, its Subsidiaries or an ERISA Affiliate in the United Kingdom under circumstances governed by the Transfer of Undertaking (Protection of Employment) Regulations 2006 or predecessor legislation (“TUPE”) with an entitlement to the payment of enhanced benefits on redundancy or early retirement by reference to employment with the Company, it Subsidiaries or an ERISA Affiliate or a previous employer and whether under the Digital Fuel International UK Ltd GPP, contract of employment, or another arrangement. Each transfer of an Employee to Company or its Subsidiaries under TUPE has been conducted in accordance with the requirements of TUPE in the United Kingdom or any other national legislation derived from the Acquired Rights Directive (2001/23/EC) in the European Union and the terms of the relevant Employee’s contract of employment.

(l) No Loans. There are no outstanding loans or loan balances due by any Employee to the Company or any ERISA Affiliate (other than outstanding advances to Employees in respect of business expenses made in the ordinary course of business consistent with past practice).

(m) Employment Matters. The Company and its Subsidiaries are in compliance with all applicable Legal Requirements, judgments or arbitration awards of any court, arbitrator or any Governmental Entity, extension orders and binding customs respecting labor and employment, including Legal Requirements relating to employment practices, entering into valid and binding employment contracts where required, terms and conditions of employment, discrimination, disability, fair labor standards, whistleblower protections, workers compensation, wrongful discharge, immigration, occupational safety and health, family and medical leave, wages and hours (including overtime wages), worker classification, equal opportunity, pay equity, meal and rest periods, and employee terminations, and in each case, with respect to any current or former employee, consultant, independent contractor or Manager of the Company, its Subsidiaries, or any ERISA Affiliate (each, an “Employee”): (i) has withheld and reported all amounts required by Legal Requirement or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance or separation pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no Actions pending, threatened or reasonably anticipated against the Company, its Subsidiaries, or any of their Employees relating to any Employee or Company Employee Plan. There are no pending or threatened or reasonably anticipated Actions against Company, its Subsidiaries or any Company trustee under any worker’s compensation policy or long term disability policy. The Company is not party to a conciliation agreement, consent decree or other agreement or order with any Governmental Entity with respect to employment practices. The services provided by each of the Company’s Employees are terminable at the will of the Company, as applicable, and any such termination would result in no Liability to the Company. Section 2.18(m) of the Company Disclosure Schedule lists all Liabilities of the Company and its Subsidiaries to any Employee that may result from the termination by the Company or Acquiror of such Employee’s employment or provision of services, a change in control of the Company, or a combination thereof. The Company and its Subsidiaries have no Liability with respect to any misclassification of (x) any Person or Employee as an independent contractor rather than as an employee; (y) any Employee engaged through a Staffing Agency arrangement; or (z) any Employee currently or formerly classified as exempt from overtime wages. The Company and its Subsidiaries have not entered into an arrangement with any Staffing Agency that is not in compliance with applicable laws, and the Company and its Subsidiaries have no Liability with respect to any non-compliance by such Staffing Agency.

(n) The Company is not, nor ever has been, a party to any Labor Agreement with a Representative Entity with respect to Employees, and there is no Representative Entity representing, purporting to represent, or attempting to represent, any Employee of the Company. No Labor Agreement is being negotiated or is anticipated by the Company. The Company has not experienced any strikes, labor disputes, concerted refusal to work overtime, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any Employees of the Company and to the Company’s knowledge such conduct has not been threatened and is not reasonably anticipated. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar Legal Requirement. The Company has no knowledge of any activities or proceedings of any Representative Entity to organize any Employees. There are no labor disputes, grievances, or other Actions pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices.

(o) Since the Company’s formation, the Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Administration and Retraining Notification Act or any similar state or local Legal Requirement (“WARN”), issued any notification of a plant closing or mass layoff required by WARN, or incurred any Liability or obligation under WARN that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under WARN.

(p) Section 2.18(p) of the Company Disclosure Schedule contains a complete and accurate list of the current employees of the Company as of the Agreement Date and shows with respect to each such employee (i) the employee’s title or position, (ii) base salary or hourly wage rate, as applicable, including each employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act and applicable state and local Legal Requirements, and all other remuneration payable and other benefits provided or which the Company are bound to provide (whether at present or in the future) to each such employee, or any Person connected with any such person, and includes, if any, particulars of all profit sharing, incentive, bonus arrangements, and commission eligibility, to which the Company are a party, whether legally binding or not, (iii) the date of hire, (iv) vacation eligibility for the current calendar year (including accrued vacation from prior years), (v) leave status (including expected return date for non-disability related leaves and expiration dates for disability leaves), (vi) visa status, (vii) the name of any Labor Agreement covering such Employee, if any, (viii) accrued sick days for current calendar year, (ix) relevant prior notice period required in the event of termination, (x) eligibility to Company car or travel expenses, (xi) any severance or termination payment or eligibility for such (in cash or otherwise) to which any employee could be entitled, and (xii) average over-time payments per month during the preceding twelve-month period. To the knowledge of the Company, no employee listed on Section(p) 2.18(p) of the Company Disclosure Schedule intends to terminate his or her employment for any reason.

(q) Section 2.18(q) of the Company Disclosure Schedule contains a true, correct and complete list of (i) all current independent contractors, and Persons that have or have had a consulting or advisory relationship with of the Company and (ii) the location at which such independent contractors, consultants and advisors have been or are providing services; (iii) the rate of all regular, bonus or any other compensation or benefits payable or provided to such independent contractors, consultants and advisors; (iv) a summary of the services provided by the independent contractor, consultant or advisor, and (v) the start and termination date of any agreement binding any Person that has a consulting or advisory relationship with the Company. All independent contractors, consultants and advisors to the Company can be terminated immediately and without notice or Liability on the part of the Company.

(r) Section 2.18(r) of the Company Disclosure Schedule contains a true, correct and complete list of (i) all current and former employees and independent contractors of Skyview Capital and other Persons that have or have had a consulting or advisory relationship with Skyview Capital that provide services to or for the benefit of the Company; and (ii) the location of Persons.

(s) Section 2.18(s) of the Company Disclosure Schedule contains a true, correct and complete list of (i) all current and former employees and independent contractors of the Company, its Subsidiaries, and/or Skyview Capital, and other Persons that have or have had an employment, consulting or advisory relationship with the Company, its Subsidiaries, and/or Skyview Capital, and who provide or provided services to or for the benefit of the Company and/or its Subsidiaries through a Professional Employer Organization (“PEO”), Global Employer Organization (“GEO”), Employer of Record (“EOR”), Employee Leasing Company (“ELC”) or similar third-party company that provides employer, outsourcing and/or staffing services (individually and collectively, a “Staffing Agency”); and (ii) the location of Persons and Staffing Agencies.

2.19 Environmental and Safety Legal Requirements. The Company has not released any quantities of Hazardous Material at any location that the Company has at any time owned, operated, occupied or leased. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any Environmental Law or in a manner that would result in Liability to the Company, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any applicable Environmental Law.

2.20 Anti-Corruption Compliance. The Company and its subsidiaries including any of their respective directors, officers, Managers, agents, Employees or other Person associated with or acting on their behalf has not, directly or indirectly: (a) taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any similar anti-corruption or anti-bribery Legal Requirements (including the United Kingdom Bribery Act of 2010) applicable to the Company in any jurisdictions other than the United States (in each case, as in effect at the time of such action) (collectively, the “Anti-Corruption Laws”); (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (c) made, offered, promised, or authorized any unlawful payment or other thing of value to foreign or domestic government officials or employees, whether directly or indirectly; (d) made, offered, promised, or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly; or (e) taken any action in furtherance of the aforementioned conduct. There are no pending or threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Anti-Corruption Laws. There are no actions, conditions or circumstances pertaining to the Company’s or its subsidiaries’ activities that would reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption Laws. The Company has maintained accurate books and records and established sufficient internal controls, policies and procedures to ensure compliance with the Anti-Corruption Laws and has made available all of such documentation.

2.21 Export Control Legal Requirements. The Company has at all times conducted its export and re-export transactions in accordance with (a) all applicable U.S. export and re-export control Legal Requirements, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State and (b) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing, (i) the Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (a) the export, import and re-export of products, services, software and technologies and (b) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) the Company is in compliance with the terms of all applicable Export Approvals; (iii) there are no pending or, to the knowledge of the Company, threatened claims against the Company with respect to such Export Approvals or export or re-export transactions; (iv) no Export Approvals for the transfer of export licenses to Acquiror are required, or if required, such Export Approvals can be obtained expeditiously without material cost; and (v) Section 2.21 of the Company Disclosure Schedule sets forth the true, correct and complete export control classifications applicable to the Company’s products, services, software and technologies.

2.22 Executive Officers. To the knowledge of the Company, no Manager or executive officer of the Company or Skyview Capital (a) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding minor traffic violations) or (b) is or has been subject to any judgment or order of, the subject of any pending civil or administrative action by the Securities and Exchange Commission or any self-regulatory organization.

2.23 Interested Party Transactions.

(a) No officer, Manager, Key Employee or any of the Persons listed on Schedule 1.1(b), to the knowledge of the Company, member, of the Company (nor, to the knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products, Technology or Intellectual Property Rights that the Company furnishes or sells, or proposes to furnish or sell, (ii) any interest in any Person that purchases from or sells or furnishes to the Company any goods or services or (iii) any interest in, or is a party to, any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.23.

(b) All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company that were entered into on or after the inception of the Company have been on an arms-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

2.24 Customers and Suppliers.

(a) Section 2.24(a) of the Company Disclosure Schedule contains a true and correct list of the top twenty-five (25) currently active customers, whether direct or wholesale, distributors or licensees of Company Products by revenues generated in connection with such customers for the calendar year ending December 31, 2017 (each such customer, a “Top Customer”). Neither the Company nor its Subsidiaries have received written notice, nor does the Company have any knowledge, that any Top Customer (i) intends to cancel or otherwise materially and adversely modify its relationship with the Company or any Subsidiary (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to purchase goods or services from the Company or any Subsidiary consistent with past custom and practice. No Top Customer has the right to or will otherwise receive a reduction in pricing during 2018 except as has been factored into the forecast provided for 2018.

(b) Section 2.24(b) of the Company Disclosure Schedule contains a true and correct list of the top twenty-five (25) currently active suppliers of the Company and its Subsidiaries, whether of products, services, Intellectual Property or otherwise, by dollar volume of sales and purchases, respectively, for the calendar year ending December 31, 2016 (each such supplier, a “Top Supplier”). Neither the Company nor its Subsidiaries have received written notice, nor does the Company have knowledge, that any Top Supplier (i) intends to cancel or otherwise materially and adversely modify its relationship with the Company or any Subsidiary (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply goods or services to the Company or any Subsidiary consistent with past custom and practice.

2.25 Securities Laws. The Company has never been subject to a requirement to register as a reporting company, or to register a class or any offering of securities, under the Exchange Act or the Securities Act.

2.26 Complete Copies of Materials. The Company has made available true and complete copies of each document (or, with respect to oral contracts, summaries of the same) that has been requested by Acquiror or its counsel, including true and complete copies of all Company Material Agreements and all other Contracts and documents listed on the Company Disclosure Schedule, including all amendments thereto.

2.27 Representations Complete. None of the representations or warranties made by the Company (as modified by the Company Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement, contains, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of the Sellers represents and warrants to Acquiror, solely as to such Seller and not as to any other Seller, as of the date hereof and as of the Closing Date as if made at the Closing Date, as follows:

3.1 Capacity; Approval; Enforceability. The Seller, if an entity, has all requisite power and authority or, if the Seller is an individual, has the legal capacity, to enter into this Agreement and all other Transaction Agreements to which the Seller is, or will be, a party (the “Seller Related Agreements”), to perform the Seller’s obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. No separate vote or consent of the Seller is required in connection with the execution, delivery and performance by the Company and the Seller of this Agreement and the Seller Related Agreements and the consummation of the Acquisition and the other transactions contemplated hereby and thereby under applicable Legal Requirements, the Organizational Documents and any other Contract to which the Seller is a party or by which it is bound. This Agreement and each of the Seller Related Agreements have been, or will be, duly executed and delivered by the Seller and constitute, or will constitute, the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally and (b) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

3.2 No Conflict. The execution and delivery by the Seller of this Agreement and the Seller Related Agreements, the performance by the Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby will not Conflict with (a) any provision of the organizational documents of the Seller if the Seller is an entity, (b) any Contract to which the Seller is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (c) any Legal Requirement applicable to the Seller or any of its properties or assets (whether tangible or intangible).

3.3 Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity or any other Person is required on the part of the Seller in order to enable the Seller to execute, deliver and perform its obligations under this Agreement and the Seller Related Agreements and to consummate the transactions contemplated hereby and thereby. The acquisition of shares by each Seller, or by any transferee or assignee of any Seller, of Acquiror Common Stock as part of the Equity Consideration pursuant to this Agreement is not subject to the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

3.4 Litigation. There is no Action of any nature pending, or to the knowledge of the Seller, threatened, against the Seller or any of the Seller’s properties (whether tangible or intangible), arising out of or relating to (a) the Seller’s beneficial ownership of Company Units or rights to acquire Company Units, (b) the Seller’s capacity as a member of the Company, (c) this Agreement or any of the Seller Related Agreements or the transactions contemplated hereby or thereby, (d) any contribution, assignment, sale or transfer of assets (tangible and intangible) by the Seller (or any of its Affiliates) to the Company (or any of its Affiliates), or (e) any other Contract between the Seller (or any of its Affiliates) and the Company (or any of its Affiliates), nor to the knowledge of the Seller is there any reasonable basis therefor. There is no Action pending or, to the knowledge of the Seller, threatened against the Seller with respect to which the Seller has a right, pursuant to Contract, Delaware Law or otherwise, to indemnification from the Company related to facts and circumstances existing prior to the Closing, nor are there any facts or circumstances that would give rise to such an Action.

3.5 Ownership of Company Units.

(a) The Seller is the sole record and beneficial owner of, and has the sole right to vote and to sell, convey, transfer, assign and deliver to Acquiror, the Company Units set forth opposite the Seller’s name on Schedule 1 hereto, and the Company Interests represented thereby, and such Company Units (and Company Interests) are, or as of the Closing will be, free and clear of any Encumbrance of any kind. The Seller is not a party to any Contract with respect to the voting of equity securities of the Company or relating to the allocation of the Total Consideration in a manner that is inconsistent with the terms of this Agreement. Other than the Company Units set forth opposite the Seller’s name on Schedule 1 hereto, and the Company Interests represented thereby, the Seller does not beneficially own any other Company Units or Company Interests or options, warrants or other rights to acquire Company Units or Company Interests.

(b) The Seller has not, directly or indirectly, (i) sold, assigned, endorsed, transferred, pledged, pawned, hypothecated, deposited under any Contract or disposed of in any manner any of the Company Units set forth opposite the Seller’s name on Schedule 1 hereto, any of the Company Interests represented thereby, or any interest therein or any profits interest in the Company, (ii) granted any options, warrants, calls or any other rights to purchase or otherwise acquire any such Company Units, any such Company Interests, or any interest therein, to any other Person, or (iii) entered into any Contract with respect to any of the matters contemplated by clauses (i) or (ii).

(c) Upon the Closing, in exchange for the consideration paid by the Acquiror pursuant to Section 1.2 hereof, Acquiror will receive good and marketable title to the Company Units set forth opposite the Seller’s name on Schedule 1 hereto, and the Company Interests represented thereby, free and clear of any and all Encumbrances, and the Seller will have no further interests therein or rights with respect thereto.

3.6 Investment Representations.

(a) The Seller is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act.

(b) The Seller is acquiring the shares of Acquiror Common Stock pursuant to this Agreement for investment for the Seller’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and the Seller has no present intention of distributing any of such securities in violation of the Securities Act or any applicable state securities law and has no Contract with any Person regarding the distribution of such securities in violation of the Securities Act or any applicable state securities law.

(c) The Seller understands and acknowledges that the Seller’s investment in the shares of Acquiror Common Stock involves a high degree of risk and has sought such accounting, legal and tax advice as he has considered necessary to make an informed investment decision with respect to the Seller’s acquisition of the shares of Acquiror Common Stock.

(d) The Seller understands and acknowledges that the shares of Acquiror Common Stock issued in the Acquisition will not be registered under the Securities Act by reason of a specific exemption from the registration and prospectus delivery requirements of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations, warranties and covenants set forth in this Agreement.

(e) The Seller understands and acknowledges that the shares of Acquiror Common Stock issued in the Acquisition constitute “restricted securities” under Rule 144 promulgated under the Securities Act and, therefore, such shares may not be sold unless they are registered under the Securities Act or an exemption from the registration and prospectus delivery requirements of the Securities Act is available. The Seller further understands and acknowledges that Acquiror is under no obligation, and does not intend, to register the resale of the shares of Acquiror Common Stock that are issuable to the Seller hereunder, that the Seller may be required to bear the financial risks of holding the shares of Acquiror Common Stock for an indefinite period of time, and that there is no guarantee that the Seller will be able to achieve liquidity with respect to the shares of Acquiror Common Stock that the Seller receives hereunder.

(f) The Seller acknowledges and agrees that neither the Acquiror, nor any of its stockholders, officers, directors, employees or agents or Affiliates (i) have made any representations or warranties of any kind, express or implied, to Seller or its agents in connection with the offer, purchase and/or sale of the Equity Consideration, except for the representations and warranties made by Acquiror in Article IV of this Agreement, or (ii) at any time had or will have any duty to Seller or its agents to disclose any information relating to the Company, its business or financial condition or relating to any other matters in connection with the offer, purchase and/or sale of the Equity Consideration.

(g) If the Seller is resident in the United Arab Emirates (the “UAE”), it is duly registered and is compliant with all applicable laws and regulations in the UAE, its commercial license does not prohibit it from owning Acquiror Common Stock, and, to the extent required under UAE law, it has obtained any and all permits to allow it to own such Acquiror Common Stock.

3.7 General. The Seller’s address set forth on Schedule 1 hereto is accurate. The Seller has carefully read and understands the scope and effect of the provisions of this Agreement and has discussed the foregoing with the Seller’s professional advisors to the extent the Seller has deemed necessary. The Seller acknowledges and understands that the representations, warranties and covenants by the Seller set forth in this Agreement will be relied upon by Acquiror, the Company, and their respective Affiliates and counsel, and that substantial losses and damages may be incurred by such Persons if the Seller’s representations, warranties or covenants set forth herein are inaccurate or are breached.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Company and Sellers as follows:

4.1 Organization and Standing. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Acquiror has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Acquiror is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect with respect to Acquiror.

4.2 Due Authorization. Acquiror has all requisite corporate power and authority to enter into this Agreement and all other Transaction Agreements to which Acquiror is, or will be, a party (the “Acquiror Related Agreements”), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Acquiror Related Agreements by Acquiror, the performance by Acquiror of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Acquiror. This Agreement has been duly executed and delivered by Acquiror and constitutes the valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

4.3 Valid Issuance. The shares of Acquiror Common Stock to be issued to Sellers in exchange for their Company Units pursuant to the terms hereof, when issued as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

4.4 Cash Resources. Acquiror has sufficient cash resources to pay the cash portion of the consideration to be paid to the Sellers in exchange for the sale, conveyance, transfer, assignment and delivery to Acquiror of the Company Units held by the Sellers.

4.5 Governmental Consents. The execution, delivery and performance by Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (a) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws or the regulations of any national securities exchange and (b) any actions or filings the absence of which would not be reasonably expected to materially impair the ability of Acquiror to consummate the transactions contemplated by this Agreement.

4.6 SEC Reports. Acquiror has filed on a timely basis all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2017 (all such forms, reports, statements, certificates and other documents filed since January 1, 2017, collectively, the “Acquiror SEC Reports”). A true and complete copy of each Acquiror SEC Report is available on the website maintained by the SEC at http://www.sec.gov. As of their respective dates of filing with the SEC (or, to the extent amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing made prior to the date hereof), each of the Acquiror SEC Reports, as amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and other applicable Legal Requirement, each as in effect on the date of any such filing.

(a) None of the Acquiror SEC Reports contained, when filed (or, to the extent amended or superseded by a subsequent filing, as of the date of such subsequent filing), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Acquiror SEC Reports and, to the knowledge of Acquiror, none of the Acquiror SEC Reports is the subject of ongoing SEC review. Since September 28, 2016, Acquiror has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(b) Each of the financial statements included in (i) the Form 10-K, filed by Acquiror with the SEC on February 17, 2017 (as subsequently amended on April 28, 2017) or (ii) the Forms 10-Q filed by the Acquiror with the SEC on each of May 5, 2017, August 3, 2017 and October 31, 2017 (including the related notes, where applicable) fairly presented the consolidated financial position of Acquiror and its Subsidiaries and the results of the consolidated statements of operations, changes in stockholders’ equity and cash flows of Acquiror and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of the unaudited financial statements, to normal recurring adjustments which were not or are not expected to be material in nature or amount). Each of such financial statements (including the related notes, where applicable), complied at the applicable time of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing) in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in the case of the unaudited financial statements for the absence of footnotes and normal adjustments as permitted by the rules and regulations of the SEC.

(c) Since September 28, 2016, each of the chief executive officer of Acquiror and the chief financial officer of Acquiror (or each former chief executive officer of Acquiror and each former chief financial officer of Acquiror, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 with respect to the Acquiror SEC Reports.

4.7 No Finder’s Fees. Acquiror has not incurred, and will not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE V

AGREEMENTS PERTAINING TO THE ACQUIROR COMMON STOCK

5.1 Escrow Shares. The Escrow Agent, as nominee for the Sellers, will be shown as the registered owner of the Indemnity Escrow Shares on the books and records of Acquiror; provided, however, that each applicable Seller will be the beneficial owner of its Indemnity Escrow Shares and shall have all rights with respect to its Indemnity Escrow Shares during the period of time in which such shares have not been transferred or forfeited to Acquiror in accordance with the terms of this Agreement and the Escrow Agreement (including, without limitation, the right to vote such shares and the right to receive on a current basis any cash dividends or other distributions made with respect to such Indemnity Escrow Shares), except the right of possession or transfer thereof. The parties hereto agree that each applicable Seller is the owner of the Indemnity Escrow Shares issued to such Seller pursuant to this Agreement and delivered to the Escrow Agent.

5.2 Transfer Restrictions; Effect on Transferees. Each Seller and each and every transferee or assignee of any shares of Acquiror Common Stock from a Seller or any transferee or assignee of any Seller shall be bound by and subject to the terms and conditions of this Article V, and Acquiror may require, as a condition precedent to the transfer of any shares of Acquiror Common Stock subject to this Article V, that the transferee agrees in writing to be bound by, and subject to, all the terms and conditions of this Article V.

5.3 Stop-Transfer Instructions. To ensure compliance with the restrictions imposed by this Agreement and the Escrow Agreement (if applicable), Acquiror may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if Acquiror transfers its own securities, it may make appropriate notations to the same effect in its own records. Acquiror shall not be required (a) to transfer on its books any shares of Acquiror Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement, the Escrow Agreement (if applicable) or applicable Legal Requirements or (b) to treat as owner of such shares of Acquiror Common Stock, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares of Acquiror Common Stock has been so transferred.

5.4 Legends. Each book-entry security entitlement representing any shares of Acquiror Common Stock (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued to or held by any Seller (or the Escrow Agent as nominee for the Sellers) in accordance with the terms hereof shall bear the following legends (in addition to any other legends required by law, any the Escrow Agreement, the Acquiror Restated Certificate, Acquiror’s bylaws or any other agreement to which such Seller is a party):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The first legend set forth in this Section 5.4 shall be removed by Acquiror from any book-entry security entitlement evidencing Acquiror Common Stock upon delivery by the holder thereof to Acquiror of a written request to that effect if at the time of such written request (a) a registration statement under the Securities Act is at that time in effect with respect to the legended security or (b) the legended security can be freely transferred in a transaction in compliance with Rule 144 under the Securities Act without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Acquiror issued the shares of Acquiror Common Stock, and, in the case of (b), upon the request and in the discretion of Acquiror’s transfer agent, the holder of such Acquiror Common Stock (i) executes and delivers a representation letter that includes customary representations regarding the holding requirements and whether such holder is an “affiliate” for purposes of Rule 144 under the Securities Act, and/or (ii) secures the delivery to Acquiror’s transfer agent of an opinion by counsel, in form and substance satisfactory to Acquiror, that such security can be freely transferred in a public sale without registration pursuant to an available exemption from the registration requirements of the Securities Act and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Acquiror issued the shares of Acquiror Common Stock hereunder.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access to Information. Following the Closing, Acquiror shall cause the Company to, provide Sellers’ Agent and its representatives with reasonable access during normal business hours and upon reasonable prior notice to Company personnel and/or copies of the books and records of the Company related to periods prior to the Closing as Sellers’ Agent may reasonably request for the purpose of complying with the Sellers’ Agent’s obligations under Section 1.2(e) and Article VII or for purposes of (a) any Seller’s compliance with any applicable tax, financial reporting or regulatory requirements; or (b) any Seller’s defense or pursuit of any Action related to such Seller’s ownership in the Company or involvement in the business of the Company; provided that Acquiror may require, as a condition to such access, that the Sellers’ Agent execute a customary confidentiality agreement with Acquiror and the Company with respect thereto.

6.2 Release, Waiver and Acknowledgment. Effective for all purposes as of the Closing Date, each Seller acknowledges and agrees, on behalf of itself and its agents, trustees, beneficiaries, directors, officers, employees, controlled Affiliates, subsidiaries, estate, successors, heirs, assigns, members and partners (each, a “Releasor”) that:

(a) Releasor represents and warrants that, as of the date hereof, he, she or it has no claims against the Company, Acquiror, any of their respective Subsidiaries and Affiliates, or any of their respective employees, directors, officers, agents, attorneys, representatives, predecessors, and successors and assigns (collectively, the “Releasees”) relating to (i) any Contract between the Releasor and the Company, (ii) the Releasor’s capacity as a current or former officer, director, manager, employee, consultant, agent, representative or security holder of the Company or any of the Company’s controlled Affiliates, or (iii) the Releasor’s membership interests in the Company; provided, however, that this representation and warranty does not extend to any claim or loss of, obligation to, or right or remedy of the Releasor arising under the items set forth in the proviso included in Section 6.2(b) below.

(b) Releasor hereby irrevocably and unconditionally (1) releases the Releasees from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, existing or prospective, relating to (a) any Contract between the Releasor, on the one hand, and the Company or any of the Company’s controlled Affiliates, on the other, or (b) the Releasor’s membership interests in the Company or (c) in the Releasor’s capacity as a current or former officer, director, manager, employee, consultant, agent, representative or security holder of the Company (collectively, “Claims”) and (2) waives any rights to indemnification or exculpation, or any limitations of liability, in favor of the undersigned in any capacity, including as a member of the Company or as an officer, member of the Company’s board or manager of the Company, whether arising under the Organizational Documents, any other Contract between the Releasor and the Company, or, to the greatest extent possible, under Delaware Law; provided, however, that the foregoing release and waiver shall not cover Claims or rights of Releasor (i) pursuant to this Agreement or any other agreement, instrument, certificate or document delivered pursuant to this Agreement or in connection with the transactions contemplated thereby, or (ii) any claim which may not be waived as a matter of law.

(c) Releasor acknowledges that he, she or it may hereafter discover facts in addition to or different from those that Releasor now knows or believes to be true with respect to the subject matter of this release, but it is Releasor’s intention to fully and finally and forever settle and release any and all Claims that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts. Releasor acknowledges that he, she or it has had the opportunity to be advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Being aware of Code Section 1542, Releasor agrees to expressly waive any and all rights and benefits that he, she or it may have under Code Section 1542 as well as under any statute of California or any other state or any common law principles of similar effect.

(d) Such Seller acknowledges that the payment of the Cash Consideration and Equity Consideration set forth opposite such Seller’s name on Schedule 1, including such Seller’s Pro Rata Share set forth thereon, represents the full and complete consideration which is owed to such Seller under this Agreement or the LLC Agreement in connection with the sale of the Company Units held by such Seller, and to the extent that the amounts set forth opposite such Seller’s name on Schedule 1 differ from what such Seller would be entitled to under the LLC Agreement, the LLC Agreement shall be deemed to have been amended to comply with Schedule 1 and the terms and conditions of this Agreement.

6.3 Company Matters. The Company shall, at the Closing, deliver to Acquiror the minute books containing the records of all proceedings, consents, actions and meetings of the Manager and members of the Company and the ledgers, journals and other records reflecting all issuances and transfers of Company Units and Company Interests.

6.4 Further Actions. Each party hereto, at the request of another party hereto, shall execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the consummation of the Acquisition and the other transactions contemplated hereby.

6.5 Tax Matters.

(a) Tax Treatment. The parties acknowledge and agree that, in accordance with Internal Revenue Service Revenue Ruling 99-6, the sale of the Company pursuant to this Agreement will be treated for U.S. federal income tax purposes as a sale of the interests of a partnership by the Sellers and a purchase of the Company’s assets by Acquiror in a taxable transaction. Acquiror, the Company and the Sellers shall (i) report the transactions contemplated by this Agreement in all respects consistently with the foregoing for U.S. federal, state, local and non-U.S. Tax purposes and (ii) not take any actions or positions inconsistent with the foregoing unless required by a Tax Authority.

(b) Allocation of Purchase Price. No later than 120 days after the Closing Date, Acquiror shall deliver to the Sellers’ Agent an allocation of the Total Consideration paid at Closing plus the liabilities of the Company (in each case to the extent properly taken into account for U.S. income Tax purposes) among the assets of the Company, the Non-Competition Agreements and the Transition Services Agreement (the “Allocation”), and Acquiror and the Sellers’ Agent shall cooperate in good faith to mutually agree on such allocation within 30 days thereafter. Any disputes with respect to the Allocation shall be resolved by an independent accounting firm mutually agreed to by Acquiror and the Sellers’ Agent, and Acquiror and the Sellers’ Agent shall each bear fifty percent (50%) of the costs of such accounting firm. The Allocation, as agreed to or finally resolved, shall be conclusive and binding upon Acquiror and the Sellers for all purposes, and the parties agree that all returns and reports (including IRS Form 8594) shall be prepared in a manner consistent with (and the parties shall not otherwise file a Tax Return position inconsistent with) the Allocation unless required by the IRS or other Tax Authority. Any payment of Total Consideration made to the Sellers or to Acquiror following the Closing (other than the portion of any payment attributable to imputed interest) shall be treated for all Tax purposes as an adjustment to the Total Consideration paid at Closing, and Acquiror shall provide an amended Allocation to Sellers reflecting such adjustment.

(c) Responsibility for Taxes and Tax Returns.

(i) The Sellers’ Agent shall prepare, or cause to be prepared, and Acquiror shall cause to be filed, all income Tax Returns of or with respect to the Company for all periods ending on or prior to the Closing Date for which the items of income, deductions, credits, gains or losses are passed through to the Sellers. The Sellers’ Agent shall prepare all such Tax Returns in accordance with applicable Legal Requirements and consistent with past practices. The Sellers’ Agent shall permit Acquiror to review and comment on each such income Tax Return of or with respect to the Company at least thirty (30) days prior to the due date for such Tax Return, and shall consider in good faith all reasonable comments made by Acquiror in writing.

(ii) Except as provided in Section 6.5(c)(i), Acquiror shall prepare and file or cause to be prepared and filed all Tax Returns of the Company for any Taxable period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date (together, a “Pre-Closing Tax Period”) that are filed after the Closing Date and, subject to Acquiror’s right to indemnification hereunder, shall pay or cause to be paid all Taxes due with respect to such Tax Returns. Acquiror shall provide the Sellers’ Agent copies of all U.S. federal income Tax Returns and all other material Tax Returns for any Pre-Closing Tax Period that reflects a Tax for which the Sellers are responsible for pursuant to this Agreement at least ten (10) days prior to their filing, shall permit the Sellers’ Agent to review and comment on each such Tax Return prior to filing and shall consider in good faith all reasonable comments made by the Sellers’ Agent in writing. “Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date. With respect to Taxes of the Company relating to a Straddle Period, the portion of any Tax that is allocable to the Pre-Closing Tax Period will be determined as follows: (a) in the case of Property Taxes, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (b) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis.

(iii) Notwithstanding anything to the contrary contained in this Agreement, any and all Tax deductions in respect of, or that are attributable or related to Unpaid Liabilities (including amounts that would be Unpaid Liabilities except for the fact that such expenses were paid prior to Closing) will be treated as occurring on or prior to the Closing Date and will be reported for the benefit of Sellers on the Tax Returns for the Pre-Closing Tax Period to the extent permitted by applicable Legal Requirements.

(d) Cooperation on Tax Matters. Acquiror, the Company, the Sellers’ Agent, and the Sellers shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any action, suit, demand or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action, suit, demand or other proceeding. Acquiror, the Company, the Sellers’ Agent, and the Sellers agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Acquiror, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Entity.

6.6 Termination of 401(k) Plan. In the event that termination of a group severance pay or benefits Company Employee Plan or 401(k) Plan, or the termination of the Company’s participation in the NewNet Plan or any other 401(k) Plan, would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees by the Company, then such charges and/or fees shall be the responsibility of NewNet, including without limitation, in connection with the vesting of any Continuing Employees’ accounts in the NewNet Plan. As of the Closing Date, each Continuing Employee who otherwise is eligible to participate in the NewNet Plan shall no longer be considered an “Eligible Employee” within the meaning of the NewNet Plan, and provided that such amendment does not, based on all of the facts and circumstances, discriminate in favor of highly compensated employees, Skyview Capital shall have caused NewNet to have taken all steps necessary to amend the NewNet Plan so that such Continuing Employees shall be fully vested, to the extent not already vested, in his or her account, if any, under such NewNet Plan as of the Closing Date. As of the Closing Date or as soon as administratively practicable thereafter, Skyview Capital and the Sellers shall cause NCT to contribute to the NewNet Plan for the benefit of the Continuing Employees (i) all contributions due with respect to the last plan year ending prior to the Closing Date, and (ii) all employer and employee contributions with respect to the plan year including the Closing Date and relating to compensation earned by the Continuing Employees as of the Closing Date. As soon as administratively practicable following the Closing Date, Skyview Capital and the Sellers shall cause NCT to timely notify the Continuing Employees that they may elect to take a distribution from the NewNet Plan, to the extent permitted under Section 401(k)(10) of the Code and as elected by the Continuing Employees.

6.7 Confidentiality.

(a) Each Seller and the Sellers’ Agent hereby agrees that such Seller or Sellers’ Agent shall not directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Acquiror or use or otherwise exploit for its own benefit or for the benefit of anyone other than Acquiror and its Affiliates any Confidential Information (as defined below). For the purposes of this Section 6.7(a), “Confidential Information” means (i) any information with respect to the business of the Company, including methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters with respect to the Company and (ii) all information related to this Agreement and the transactions contemplated hereby (including the Total Consideration payable to such Seller pursuant to the terms hereof) (the Confidential Information set forth in item (ii) above, the “Transaction Related Confidential Information”). Each of the parties hereto hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by this Section 6.7 as Confidential Information.

(b) The Seller’s Agent and each of the Sellers shall not (nor will it permit, as applicable, any of their respective officers, Managers, members, employees, stockholders, agents, partners, representatives or Affiliates to), directly or indirectly, issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor or any disputes or arbitration proceedings relating hereto, without the consent of Acquiror. Notwithstanding the foregoing, Acquiror shall be permitted to issue public statements and/or press releases in its sole discretion. In addition, each of the Sellers shall cooperate with Acquiror and provide all information that Acquiror may reasonably request in connection with any such press release and Acquiror’s filing of a current report on Form 8-K announcing the signing of this Agreement and announcing the consummation of the transactions contemplated hereby, including each Seller’s assistance with the preparation of the financial statements and pro forma financial statements required thereby if Acquiror determines that such information is required.

(c) Notwithstanding anything in this Section 6.7, the Seller’s Agent and each Seller or any of his, her or its Affiliates or his, her or its Affiliates’ respective representatives may disclose (i) Transaction Related Confidential Information to his, her or its respective tax, accounting or legal representatives who have a need to know such information and are informed of the confidential nature of such information, provided that Seller’s Agent or such Seller, as applicable, hereby assumes compliance with and any breach of this Agreement by such representatives; (ii) Confidential Information that is required by applicable Legal Requirements or that is required by any Governmental Entity or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over such Seller; or (iii) Transaction Related Confidential Information required to be disclosed by the Seller’s Agent to enforce this Agreement and the other agreements, documents, certificates and instruments contemplated hereby; provided, however, that in the case of (ii) and (iii) above the Seller’s Agent such Seller, as applicable, shall, to the extent legally permissible, give advance written notice of such compelled disclosure to Acquiror, and shall cooperate with Acquiror, at Acquiror’s sole cost and expense, in connection with any efforts to prevent or limit the scope of such disclosure; and provided further, that the applicable Seller shall disclose only that portion of such Confidential Information which such Seller is advised by his, her or its counsel is legally required to be disclosed. An exact copy of any Confidential Information disclosed pursuant to items (ii) and (iii) above shall be provided by the Acquiror.

6.8 Further Agreements of Sellers.

(a) Each Seller acknowledges and agrees that, if the Seller is a party to any Terminated Agreement, the Seller hereby (i) consents to the termination of such Terminated Agreement effective as of, and contingent upon the occurrence of, the Closing, (ii) agrees that any rights of the Seller and obligations of the Company under such Terminated Agreement shall terminate automatically upon the Closing, and (iii) agrees that, effective from and after the Closing, the Seller will take no action with regard to pursuing any claim arising under or in connection with such Terminated Agreement. Furthermore, each of the Sellers and the Company each hereby acknowledges and agree that to the extent any Terminated Agreement may, by its terms, only be amended or terminated pursuant to an agreement or other instrument, written or otherwise, between the Company and one or more of the Sellers, this Agreement shall be deemed to satisfy the termination or amendment requirements set forth in any such Terminated Agreement, and the Company hereby consents to each such termination.

(b) By the execution and delivery hereof, each Seller hereby consents to, and waives any notice requirements in connection with, the execution and delivery by the Company and the Sellers of this Agreement, the performance of their respective obligations hereunder, and the consummation of the Acquisition and the other transactions contemplated hereby, and acknowledges and agrees that such consent and waiver shall be deemed to satisfy all consent and approval requirements of, and obligations to provide notice to, the members of the Company as required under the Organizational Documents, Delaware Law and any other Contract or applicable Legal Requirement.

ARTICLE VII

INDEMNIFICATION

7.1 Survival. The representations, warranties and certifications of Acquiror contained in Article IV of this Agreement, and the certificates of Acquiror contemplated hereby shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until 11:59 p.m. Pacific

Time on the date that is 18 months following the Closing Date, provided that the representations, warranties and certifications of Acquiror in Section 4.1 (Organization and Standing), Section 4.2 (Due Authorization), Section 4.3 (Valid Issuance) and Section 4.7 (No Finder’s Fees) shall survive and remain in full force and effect until the expiration of the applicable statute of limitations. The representations, warranties and certifications of (i) the Company contained in Article II of this Agreement, the Company Disclosure Schedule (including any exhibit or schedule to the Company Disclosure Schedule), and the certificates of the Company contemplated hereby (and the indemnification obligations of the Sellers relating thereto); and (ii) the Sellers contained in Article III and in the certificates of the Sellers contemplated hereby (the “Seller Representations”), and the indemnification obligations of the Sellers relating thereto, shall in each case survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until 11:59 p.m. Pacific Time on the date that is 18 months following the Closing Date (or if such date is not a Business Day, until such time on the first Business Day thereafter) (the date and time of expiration of such 18-month period, the “General Survival Date”), except to the extent subject to a pending claim for indemnification set forth in an Officer’s Certificate delivered prior to the termination of the Escrow Period; provided, however, that the representations, warranties and certifications of the Company contained in Section 2.8 of this Agreement, the Company Disclosure Schedule (including any exhibit or schedule to the Company Disclosure Schedule), and the certificates of the Company contemplated hereby (and the indemnification obligations of the Sellers relating thereto) shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until 11:59 p.m. Pacific Time on the date that is 36 months following the Closing Date (or if such date is not a Business Day, until such time on the first Business Day thereafter) (the date and time of expiration of such 36-month period, the “IP Survival Date”), and (y) the Fundamental Representations and the representations, warranties and certifications set forth in the certificates delivered with respect to the Fundamental Representations, and the indemnification obligations of the Sellers relating thereto, shall survive and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of the parties hereto, until the expiration of all applicable statutes of limitations. In the event of fraud, intentional breach, intentional misrepresentation or willful misconduct by a party hereto in respect of a representation or warranty or certification contained in this Agreement, the Company Disclosure Schedule (including any exhibit or schedule to the Company Disclosure Schedule), any of the other certificates contemplated hereby, or any Transaction Agreement to which such Person is a party, as applicable, such representation or warranty or certification (and any indemnification obligations of the Sellers relating thereto) shall survive and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of the parties hereto, until the expiration of the applicable statute of limitations. All covenants and agreements of the parties in this Agreement shall survive the Closing until fully performed or complied with. In the event that an Officer’s Certificate asserting a breach of a representation or warranty or certification, or a breach of covenant, is delivered before the date on which such representation, warranty, certification or covenant ceases to survive (in the case of the representations, warranties, certifications or covenants that survive until the applicable Survival Date, which survival period is not being extended beyond such applicable Survival Date by this parenthetical, such delivery may be made at or before 5:00 p.m., local time, at Acquiror’s corporate headquarters in the State of Washington, on or before the date that is fifteen (15) days after the applicable Survival Date (or if such date is not a Business Day, until such time on the first Business Day thereafter)), then the claims set forth in such Officer’s Certificate, and the indemnification obligations of the Sellers related thereto, shall survive for the benefit of all Indemnified Persons beyond the expiration of the applicable survival period for such representation, warranty, certification or covenant until the resolution of such claim.

7.2 Indemnification for Company Matters. Subject to the limitations and exceptions set forth in this Article VII, from and after the Closing, each Seller shall severally, and not jointly, to the extent of such Seller’s Pro Rata Share (except in the case of any claim pursuant to Section 7.2(h), liability for which shall only be that of Sellers involved in or responsible for such fraud, intentional misrepresentation or willful misconduct) indemnify and hold harmless Acquiror and each of its Subsidiaries (including the Company following the Closing) and their respective officers, directors, agents and employees, and each Person, if any, who controls or may control (within the meaning of the Securities Act) Acquiror or any such Subsidiary (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all claims, losses, Liabilities, penalties, damages (other than Excluded Damages, except to the extent related to a Third Party Claim), interest, awards, judgments, Taxes, diminution in value, fees, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Indemnifiable Damages”) directly or indirectly, whether or not due to a Third Party Claim, arising out of, resulting from or in connection with:

(a) any failure of any representation or warranty made by the Company in Article II of this Agreement or the Company Disclosure Schedule to be true and correct as of the date hereof or, for representations and warranties of the Company in Article II made as of a specified date, any failure to be true and correct as of such date,

(b) any failure of any certification, representation or warranty made by the Company in any certificate or other instrument delivered to Acquiror pursuant to any provision of this Agreement to be true and correct,

(c) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement,

(d) any error or inaccuracy in Schedule 1,

(e) any Change in Control Payments, Company Closing Debt, Employee Compensation Expenses, Unpaid Pre-Closing Taxes, Transaction Expenses that were not paid by the Company prior to or concurrently with the Closing and were not accounted for in the Adjustment Amount,

(f) any Equityholder Matters,

(g) any Liabilities with respect to Company Indemnification Obligations,

(h) any fraud, intentional breach, intentional misrepresentation or willful misconduct by the Company in connection with transactions contemplated hereby,

(i) any of the matters set forth on Schedule 7.2(i), and

(j) any Third Party Claim arising out of, resulting from or in connection with any matter which, if determined adversely to any Indemnified Person, would provide a basis for a claim for indemnification under clauses (a)-(i) of this sentence, provided that, notwithstanding anything else herein, an Indemnified Person’s right to recover under this Section 7.2(j) with respect to any of the matters for which indemnification may be available under Section 7.2(a) or Section 7.2(b) shall be subject to all limits contained in this Agreement applicable to any claim under Section 7.2(a) or Section 7.2(b), including those regarding the applicable Survival Date, the Basket, the Indemnity Escrow Shares as the sole and exclusive remedy, as well as cap on liability, pursuant to Section 7.4.

7.3 Indemnification for Seller Matters. Subject to the limitations and exceptions set forth in this Article VII, from and after the Closing, the Sellers shall severally, but not jointly, indemnify and hold harmless the Indemnified Persons from and against any and all Indemnifiable Damages directly or indirectly, whether or not due to a Third Party Claim, arising out of, resulting from or in connection with:

(a) any failure of any Seller Representations made by such Seller to be true and correct as of the date hereof or, for Seller Representations made as of a specified date, any failure to be true and correct as of such date,

(b) any failure of any certification, representation or warranty made by such Seller in any certificate or other instrument delivered to Acquiror pursuant to any provision of this Agreement to be true and correct,

(c) any breach of or default in connection with any of the covenants or agreements made by such Seller in this Agreement,

(d) any fraud, intentional breach, intentional misrepresentation or willful misconduct of such Seller in connection with transactions contemplated hereby, and

(e) any Third Party Claim arising out of, resulting from or in connection with any matter which, if determined adversely to any Indemnified Person, would provide a basis for a claim for indemnification under clauses (a)-(d) of this sentence, provided that, notwithstanding anything else herein, an Indemnified Person’s right to recover under this Section 7.3(e) with respect to any of the matters for which indemnification may be available under Section 7.3(a) or Section 7.3(b) shall be subject to all limits contained in this Agreement applicable to any claim under Section 7.3(a) or Section 7.3(b), including those regarding the applicable Survival Date, the Basket, the Indemnity Escrow Shares as the sole and exclusive remedy, as well as cap on liability, pursuant to Section 7.4.

7.4 Recourse for Indemnification Claims. The indemnification obligations of the Sellers under this Article VII shall constitute the sole and exclusive rights, claims and remedies of all Indemnified Persons under this Agreement against the Sellers (other than with respect to recovery for equitable remedies as provided for in Section 8.9 and under Article V to effect recovery under this Article VII of any Indemnity Escrow Shares for Indemnifiable Damages). Additionally, except as provided in Section 7.5(e) and for Special Matters with respect to which

Sellers have indemnification obligations under this Article VII, forfeiture of the Indemnity Escrow Shares shall be the sole and exclusive remedy for the indemnity obligations of the Sellers under this Agreement. For purposes hereof, “Special Matters” means (a) the matters set forth in Section 7.2(c) through (j) (except as stipulated in the proviso to Section 7.2(j)), (b) any failure of any of the representations and warranties contained in Section 2.1(a) (Organization, Good Standing, Power and Qualification), Section 2.2 (Capitalization), Section 2.3 (Due Authorization; Enforceability), Section 2.4 (No Conflict with Organizational Documents), Section 2.13 (No Finder’s Fees), Section 2.15 (Tax Returns and Payments), Section 2.18 (Employee Benefits and Compensation), and Article III to be true and correct (the representations identified in clause (b) of this sentence, collectively, the “Fundamental Representations”), (c) any failure of the representation and warranties contained in Section 2.8 (Intellectual Property) to be true and correct, and (d) the matters set forth in Section 7.3(c) through (e) (except as stipulated in the proviso to Section 7.3(e)). With respect to the Special Matters with respect to which Sellers have indemnification obligations under this Article VII, in addition to the forfeiture of the Indemnity Escrow Shares, the Sellers shall be liable for, and the Acquiror and any other Indemnified Person shall be entitled to recover directly from the Sellers, any and all Indemnifiable Damages arising out of, resulting from or in connection with such Special Matters, with each Seller liable for its Pro Rata Share of all such Indemnifiable Damages. Subject to the next sentence, the maximum liability of Sellers in the aggregate for Indemnifiable Damages other than for Special Matters shall be limited to the Indemnity Escrow Shares, and the maximum liability of each Seller for Indemnifiable Damages, beyond the forfeiture of the Indemnity Escrow Shares, shall be limited to the value of the aggregate consideration payable by the Acquiror to such Seller pursuant to this Agreement (determined on a pre-tax basis). Notwithstanding anything to the contrary herein, nothing in this

Agreement shall limit a Seller’s liability (or the source of a claimant’s recovery in respect thereof) in the case of fraud, intentional breach, intentional misrepresentation or willful misconduct by such Seller.

7.5 Certain Limitations and Other Provisions; Valuation of Escrow Shares.

(a) The Sellers shall not be liable for any Indemnifiable Damages with respect to the matters set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(j), as applicable, until the aggregate amount of all such Indemnifiable Damages exceeds $425,000 (the “Basket”); provided, however, that Indemnifiable Damages attributable to any Special Matters shall not be subject to the Basket; provided, further, however, that if the aggregate amount of Indemnifiable Damages exceeds the Basket, then the Indemnified Persons shall be entitled to indemnification for the entire amount of all such Indemnifiable Damages without regard to the Basket.

(b) For the purpose of Sections 7.2(a) and 7.3(a) only, when determining whether any breach or inaccuracy of a representation or warranty that is qualified or limited in scope as to materiality or Material Adverse Effect has occurred and the amount of Indemnifiable Damages suffered by an Indemnified Person as a result of such breach or inaccuracy, such representation or warranty shall be deemed to be made without such qualification or limitation. The Indemnified Persons’ right to recover Indemnifiable Damages under this Agreement shall in no way be affected by any investigation by or knowledge of Acquiror whether prior to or after the Agreement Date.

(c) The Sellers shall not have any right of contribution, indemnification or right of advancement from the Company or Acquiror with respect to any Indemnifiable Damage claimed by an Indemnified Person.

(d) For purposes of this Article VII, the Indemnity Escrow Shares shall be valued at the Acquiror Trading Price as determined on the date such Indemnity Escrow Shares are to be released in satisfaction of any Indemnifiable Damages pursuant to Section 7.6.

(e) Except in the case of fraud, intentional breach, intentional misrepresentation or willful misconduct by the Company or the Sellers, the Indemnified Persons shall first recover any Indemnifiable Damages that they are entitled to recover under this Article VII from the Indemnity Escrow Shares, to the extent available, before recovering any such Indemnifiable Damages directly from any Seller; provided, that, if claims with respect to Special Matters (including any fraud, intentional breach, intentional misrepresentation or willful misconduct by the Company) are recovered from, and thereby reduce, the Indemnity Escrow Shares, claims that are not Special Matters and that would otherwise be limited to recovery from the Indemnity Escrow Shares may instead be recovered directly from the Sellers only to the extent of any reduction of the Indemnity Escrow Shares due to Special Matters, it being understood that, notwithstanding the foregoing, Sellers’ aggregate liability for claims that are not Special Matters shall remain limited at all times to the Indemnity Escrow Shares and the value of the Indemnity Escrow Shares released to satisfy any claims with respect to Special Matters, and any such direct recovery from Sellers shall only be to the extent of the value of the Indemnity Escrow Shares released to satisfy such Special Matters. In the event of fraud, intentional breach, intentional misrepresentation or willful misconduct by the Company, the Indemnified Persons can elect to recover Indemnifiable Damages from the Indemnity Escrow Shares and/or directly from the Sellers.

(f) To the extent a claim for Indemnifiable Damages can be brought under more than one subclause of Section 7.2, so long as it can be brought under Section 7.2(a), such claim shall at the time that it is brought under any other subclause shall also be brought by Acquiror or any Indemnified Person under Section 7.2(a), provided that the foregoing shall not limit Acquiror or any Indemnified Person’s ability to make a claim for such Indemnifiable Damages under any other subclause of Section 7.2. To the extent a claim for Indemnifiable Damages can be brought under more than one subclause of Section 7.3, so long as it can be brought under Section 7.3(a), such claim shall at the time that it is brought under any other subclause shall also be brought by Acquiror or any Indemnified Person under Section 7.3(a), provided that the foregoing shall not limit Acquiror or any Indemnified Person’s ability to make a claim for such Indemnifiable Damages under any other subclause of Section 7.3.

(g) In connection with any claim for Indemnifiable Damages under Section 7.2(a) or Section 7.3(a), Acquiror shall make a good faith effort to recover such Indemnifiable Damages from the R&W Policy and the amount of any Indemnifiable Damages for which Sellers shall be responsible with respect to such claims shall be net of any amounts actually recovered by Acquiror or any Indemnified Person under the R&W Policy in excess of the sum of (i) the retention amount under the R&W Policy and (ii) all reasonable out of pocket costs and expenses incurred by Acquiror or any Indemnified Person relating to collection under the R&W Policy.

(h) In calculating amounts payable to an Indemnified Person under this Article VII, the amount of Indemnifiable Damages shall not be duplicative of any other Indemnifiable Damages for which an Indemnified Person has been previously paid under this Article VII. Sellers shall not be liable for any Indemnifiable Damages relating to any matter to the extent that such amount is included as a Current Liability for purposes of the Closing Working Capital Adjustment or is reflected as an Unpaid Liability, in each case in the determination of the final Adjustment Amount in accordance with Section 1.2(e).

7.6 Escrow; Period for Claims; Releases; Distribution.

(a) By virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 7.2 and Section 7.3 hereof, at the Closing, Acquiror will deposit the Indemnity Escrow Shares with the Escrow Agent in accordance with Article I. The Indemnity Escrow Shares shall be available to compensate the Indemnified Persons for any claims by such parties for any Indemnifiable Damages suffered or incurred by them and for which they are entitled to recovery under this Article VII, which compensation will occur through the forfeiture of the Indemnity Escrow Shares that would otherwise be payable to the Sellers in accordance with the terms of this Section 7.6. Each claim for Indemnifiable Damages that is to be satisfied through the forfeiture of a portion of the Indemnity Escrow Shares pursuant to this Article VII shall be satisfied by forfeiture on behalf of each of the Sellers of Indemnity Escrow Shares in an amount equal to the Indemnifiable Damages. The amount of Indemnity Escrow Shares to be forfeited with respect to each Seller to satisfy each such indemnifiable claim shall equal each Seller’s Pro Rata Share of the Indemnifiable Damages to be so satisfied.

(b) Except as set forth below, the period during which claims for Indemnifiable Damages to be satisfied through the forfeiture of all or any portion of the Indemnity Escrow Shares may be made under this Agreement shall commence at the Closing and terminate on the General Survival Date (the “Escrow Period”).

(c) Promptly following the end of the Escrow Period, Acquiror and Sellers’ Agent shall submit joint written instructions to the Escrow Agent to release and distribute the remaining portion of the Indemnity Escrow Shares held by the Escrow Agent, less the sum of (i) a number of Indemnity Escrow Shares equal in value to any amount of actual or estimated Indemnifiable Damages in respect of any resolved claims that have yet to be satisfied and (ii) a number of Indemnity Escrow Shares as may be necessary, in Acquiror’s reasonable discretion, to satisfy any unresolved and pending claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Sellers’ Agent in accordance with Section 7.7 on or prior to the end of the Escrow Period, to the Sellers in accordance with clause (e) of this Section 7.6. Notwithstanding anything contained herein to the contrary, such portion of Indemnity Escrow Shares relating to resolved and unsatisfied claims shall be forfeited and released to the Acquiror in accordance with this Agreement and the Escrow Agreement, and such portion of the Indemnity Escrow Shares at the conclusion of the Escrow Period relating to Unresolved Claims shall continue to be held by Acquiror until all such Unresolved Claims have been resolved.

(d) In the event that there exist Unresolved Claims as of the expiration of the Escrow Period, as soon as all such Unresolved Claims have been resolved, Acquiror and Sellers’ Agent shall promptly, and in any event within twenty (20) Business Days following the resolution or satisfaction of such Unresolved Claims, submit joint written instructions to the Escrow Agent to deliver in accordance with clause (e) of this Section 7.6, the remaining portion of the Indemnity Escrow Shares then held by the Escrow Agent, if any, that has not been forfeited in satisfaction of such Unresolved Claims.

(e) Release and delivery of the Indemnity Escrow Shares, or any portion thereof, to the Sellers pursuant to this Section 7.6 shall be made by Acquiror in proportion based on the allocation of such shares in Schedule 1 (appropriately adjusted to account for any amounts that have been forfeited with respect to each particular Seller). The number of Indemnity Escrow Shares so delivered to any Seller shall be rounded down to the nearest whole number of shares of Acquiror Common Stock.

7.7 Claims.

(a) In the event any Indemnified Person wishes to assert a claim for indemnification under this Article VII against the Indemnity Escrow Shares or directly against individual Sellers, Acquiror shall deliver to the Sellers’ Agent a certificate signed by any officer of Acquiror (an “Officer’s Certificate”):

(i) stating that an Indemnified Person has incurred, paid, reserved or accrued, or reasonably anticipates that it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may reasonably be expected to raise such matter in an ongoing audit of Acquiror or its Subsidiaries, which would give rise to Indemnifiable Damages);

(ii) stating the estimated amount of such Indemnifiable Damages to the extent reasonably estimable (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably anticipated by Acquiror to be incurred, paid, reserved or accrued); and

(iii) specifying in reasonable detail (based upon the information then possessed by the Indemnified Person) the nature of the claim to which such Indemnifiable Damages are related and referencing the specific sections of this Agreement related to such claim.

The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). Acquiror may in good faith update any Officer’s Certificate from time to time to reflect any changes in the actual or estimated amount of Indemnifiable Damages set forth therein or the other information contained therein, by delivery of such updated Officer’s Certificate, setting forth in reasonable detail the explanations for such changes, to the Sellers’ Agent.

(b) The Sellers’ Agent may object to a claim for indemnification set forth in an Officer’s Certificate, whether made against the Indemnity Escrow Shares or directly against any Seller(s), by delivering to Acquiror a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”), provided, that, to be effective, such Objection Notice must (i) be delivered to the Indemnified Person prior to 5:00 p.m. (Pacific time) on the twentieth (20th) day following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (ii) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.

(c) If the Sellers’ Agent does not object in writing (as provided in Section 7.7(b)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Sellers’ Agent that the applicable Indemnified Persons are entitled to the full amount of Indemnifiable Damages with respect to the claims set forth in such Officer’s Certificate (any such claim, an “Unobjected Claim”), and shall be entitled to (i) for claims against the Indemnity Escrow Shares, effect forfeiture of then retained Indemnity Escrow Shares by delivery of joint written instruction, executed by Acquiror and Sellers’ Agent, to the Escrow Agent and (ii) for claims directly against the Sellers, recover directly from the Sellers, in each case in an amount equal to the amount of the Indemnifiable Damages set forth in such Officer’s Certificate specifically related to the Unobjected Claim. Subject to Section 7.4, in the event the amount to be paid to the Acquiror on behalf of the Indemnified Persons in respect of any such Unobjected Claim exceeds the amount of Indemnity Escrow Shares then held by the Escrow Agent, or if such Unobjected Claim relates to a claim for recovery directly from the Sellers, Acquiror (or at the request of Acquiror, the Sellers’ Agent) shall use commercially reasonable efforts to, within five (5) Business Days after the Objection Deadline or as promptly as reasonably practicable thereafter, notify the Sellers of their indemnification obligations with respect to such Unobjected Claim, and each such Seller shall promptly, and in no event later than ten (10) Business Days after delivery of any such notice by Acquiror (or the Sellers’ Agent, if applicable) to such Seller, wire transfer to Acquiror, on behalf of the applicable Indemnified Persons, an amount of cash equal to the amount so owed by such Seller.

7.8 Resolution of Objections to Claims.

(a) If the Sellers’ Agent objects in writing to any claim or claims by Acquiror made in an Officer’s Certificate by delivering an effective Objection Notice prior to the Objection Deadline, Acquiror and the Sellers’ Agent shall attempt in good faith for forty-five (45) days after Acquiror’s receipt of such written objection to resolve such objection. If Acquiror and the Sellers’ Agent shall so agree, a memorandum setting forth such agreement (the “Settlement Memorandum”) shall be prepared and signed by both parties, which Settlement Memorandum shall be final and conclusive and binding on the parties and not subject to appeal. In the event such Settlement Memorandum relates to a claim against the Indemnity Escrow Shares, Acquiror and Sellers’ Agent shall submit joint written instructions to the Escrow Agent to release the Indemnity Escrow Shares in accordance with the terms of such Settlement Memorandum and this Agreement. In the event the amount to be paid to Acquiror on behalf of the Indemnified Persons under the terms of any such Settlement Memorandum exceeds the amount of Indemnity Escrow Shares then held by the Escrow Agent, or if such Settlement Memorandum relates to a claim for recovery directly from the Sellers, Acquiror (or at the request of Acquiror, the Sellers’ Agent) shall use commercially reasonable efforts to, within five (5) Business Days after the date of the Settlement Memorandum or as promptly as reasonably practicable thereafter, notify the Sellers of their indemnification obligations with respect thereto, and each such Seller shall promptly, and in no event later than ten (10) Business Days after delivery of any such notice by Acquiror (or the Sellers’ Agent, if applicable) to such Seller, wire transfer to Acquiror, on behalf of the applicable Indemnified Persons, an amount of cash equal to the amount so owed by such Seller.

(b) Dispute Resolution.

(i) Arbitration. If no such agreement can be reached during the 45-day period for good faith negotiation, but in any event upon the expiration of such 45-day period, either Acquiror or the Sellers’ Agent may submit the dispute (each such dispute, a “Dispute”) to mandatory, final and binding arbitration to be held in the city of Seattle, located in King County in the State of Washington and, except as herein specifically stated, in accordance with the JAMS Streamlined Arbitration Rules and Procedures then in effect (the “JAMS Rules”). The arbitration provisions of this Section 7.8 shall govern over any conflicting rules that may now or hereafter be contained in the JAMS Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any applicable judicial proceeding instituted to resolve a Dispute. The decision of the arbitrator as to the validity and amount of any claim in the relevant Officer’s Certificate (the “Award”) shall be nonappealable, binding and conclusive upon the parties to this Agreement, including the Sellers. In the event such Award relates to a claim against the Indemnity Escrow Shares, Acquiror shall instruct the Escrow Agent to release the Indemnity Escrow Shares in accordance with the terms of such Award. In the event the amount to be paid to the Acquiror on behalf of the Indemnified Persons in respect of any such Award exceeds the amount of Indemnity Escrow Shares then retained by Acquiror, or if such Award relates to a claim for recovery directly from the Sellers, Acquiror (or at the request of Acquiror, the Sellers’ Agent) shall use commercially reasonable efforts to, within five (5) Business Days after the date the Award is issued or as promptly as reasonably practicable thereafter, notify the Sellers of their indemnification obligations with respect to such Award, and each such Seller shall promptly, and in no event later than ten (10) Business Days after delivery of any such notice by Acquiror (or the Sellers’ Agent, if applicable) to such Seller, wire transfer to Acquiror, on behalf of the applicable Indemnified Persons, an amount of cash equal to the amount so owed by such Seller. Any judgment upon the Award may be entered in any court having jurisdiction over the subject matter thereof.

(ii) Compensation of Arbitrator. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by JAMS, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

(iii) Selection of Arbitrator. The parties will cooperate with JAMS in promptly selecting from a list of arbitrators who are lawyers familiar with Delaware contract law and mergers and acquisitions, one arbitrator from the JAMS panel of neutrals; provided, however, that (a) such arbitrator cannot work for a firm then performing services for either party and (b) each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish. In the event that the parties cannot agree on an arbitrator within three Business Days after either party’s issuance of a written demand for arbitration, JAMS will select the arbitrator.

(iv) Payment of Costs. The Acquiror and the Sellers’ Agent (on behalf of the Sellers) will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party, as determined pursuant to Section 7.8(c), all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party.

(v) Burden of Proof. For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in any applicable judicial proceeding.

(vi) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the Award.

(vii) Terms of Arbitration. The arbitrator chosen in accordance with the provisions of this Section 7.8 will not have the power to alter, amend or otherwise affect the provisions of this Agreement, including the terms of these arbitration provisions.

(viii) Confidentiality. At the request of any party, the arbitrators, attorneys, parties to the arbitration, witnesses, experts, court reporters, or other persons present at an arbitration shall agree in writing to maintain the strict confidentiality of the proceedings.

(ix) Exclusive Remedy. Except as specifically otherwise provided herein, arbitration will be the sole and exclusive remedy of the parties for any Dispute.

(c) For purposes of this Section 7.8, in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Acquiror shall be deemed to be the non-prevailing party unless the arbitrator awards Acquiror 50% or more of the amount in dispute, in which case the Sellers shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, the administrative fee of Judicial Arbitration & Mediation Services or its successor (“JAMS”) and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration, it being agreed that in the event the Sellers are deemed to be the non-prevailing party, their payment obligations under this Section 7.8(c) shall not be subject to any limitation based on the amount of Indemnity Escrow Shares then retained by Acquiror.

7.9 Sellers’ Agent.

(a) Skyview Capital is hereby appointed by the Sellers as the Sellers’ Agent, to act as the agent and attorney-in-fact of the Sellers to: (i) give and receive notices and communications to or from Acquiror (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by a Seller individually); (ii) authorize the Escrow Agent to effect the forfeiture of all or any portion of the Escrow Consideration or to recover directly from Sellers in satisfaction of claims for indemnification (on behalf of itself or any other

Indemnified Person), including by not objecting to such claims; (iii) object to any claims for indemnification under this Article VII, whether against the Escrow Consideration or directly against Sellers, pursuant to Section 7.7(b); (iv) consent or agree to (including by not objecting to), negotiate, enter into settlements and compromises of, demand arbitration of and represent the interests of the Sellers in the arbitration of any dispute relating to, and comply with orders of courts or arbitrators with respect to, any claims for indemnification under this Article VII, whether against the Escrow Consideration or directly against Sellers; (v) subject to the terms and conditions hereof, consent or agree to any amendment to, or waiver of any provision of, this Agreement on behalf of the Sellers’ Agent and/or the Sellers; (vi) act as proxy and attorney in fact with respect to the voting of the Indemnity Escrow Shares beneficially held by the Sellers that have not been released to the Sellers, pursuant to Sections 7.6(c) and 7.6(d), on all matters submitted to the Acquiror’s stockholders subsequent to the date hereof with respect to which the holders of the capital stock of the Acquiror are entitled to vote or take action; and (vii) take all actions necessary or appropriate in the judgment of the Sellers’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the Sellers’ Agent may be replaced from time to time by a Majority in Interest of Sellers. No bond shall be required of the Sellers’ Agent, and the Sellers’ Agent shall receive no compensation for his services.

(b) The Sellers’ Agent shall not be liable to any Seller for any act done or omitted hereunder as the Sellers’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Sellers shall severally and not jointly in accordance with their respective Pro Rata Shares indemnify the Sellers’ Agent and hold the Sellers’ Agent harmless against any loss, Liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Sellers’ Agent and arising out of or in connection with the acceptance or administration of the Sellers’ Agent’s duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Sellers’ Agent. If not paid directly to the Sellers’ Agent by the Sellers, such losses, Liabilities or expenses may be recovered by the Sellers’ Agent from portions of the Escrow Consideration otherwise distributable to the Sellers (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) after the end of the Escrow Period pursuant to the terms hereof and such recovery will be made from the Sellers.

(c) Any notice or communication given or received by, and any decision, action, failure to act (whether or not within a designated period of time), agreement, consent, settlement, resolution or instruction of, the Sellers’ Agent that is within the scope of the Sellers’ Agent’s authority under Section 7.9(a) shall constitute a notice or communication to or by, or a decision, action, failure to act (whether or not within a designated period of time), agreement, consent, settlement, resolution or instruction of all the Sellers and shall be final, binding and conclusive upon each such Seller; and each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act (whether or not within a designated period of time), agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of each and every such Seller.

7.10 Third Party Claims. In the event that Acquiror becomes aware of a third-party Action which constitutes a matter for which either (a) an Indemnified Person is entitled to indemnification under Section 7.2 or Section 7.3 or (b) if determined adversely to Acquiror or any other Indemnified Person, would provide a basis for a claim for indemnification under any of clauses (a) through (j) of Section 7.2 or clauses (a) through (e) of Section 7.3 (each such claim, a “Third Party Claim”), Acquiror shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such Third Party Claim. The Sellers’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the Third Party Claim or settlement negotiations with respect to the Third Party Claim. However, except with the consent of the Sellers’ Agent, which shall not be unreasonably withheld, delayed or conditioned, and which shall be deemed to have been given unless the Sellers’ Agent shall have objected within fifteen (15) days after a written request for such consent by Acquiror, the amount paid in the settlement or resolution of any such claim to the third-party claimant shall not be determinative of the existence of or amount of Indemnifiable Damages relating to such matter. In the event that the Sellers’ Agent has consented (or is deemed to have consented pursuant to the preceding sentence) to any such settlement or resolution, such consent or deemed consent shall be final and binding on the Sellers’ Agent and the Sellers for all purposes hereunder and not subject to appeal, and neither the Sellers’ Agent nor the Sellers shall have any power or authority to object under Section 7.7(b) or any other provision of this Article VII to any claim for Indemnifiable Damages (including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals) by or on behalf of any Indemnified Person against the Indemnity Escrow Shares or directly against such Sellers with respect to such settlement or resolution.

7.11 Tax Treatment. Any payment under Article VII of this Agreement shall be treated by the parties for U.S. federal, state, local and non-U.S. income Tax purposes as a purchase price adjustment unless otherwise required by applicable Legal Requirements.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Amendment. This Agreement may be amended in writing at any time following the Closing, by Acquiror and a Majority in Interest of Sellers; provided, however, that the amendment of any provision hereof that expressly relates to the Sellers’ Agent shall also require the written consent of the Sellers’ Agent.

8.2 Extension; Waiver. At any time after the Closing, the Sellers’ Agent (on behalf of itself and the Sellers), on the one hand, and Acquiror, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party(ies), (ii) waive any inaccuracies in the representations and warranties made to such party(ies) contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party(ies) contained herein. Each Seller may at any time agree to any such extension of the time for the performance of Acquiror, or waive any such compliance by Acquiror, to the extent such performance or compliance relates to the Seller.

Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the day of receipt if delivered personally, by commercial messenger or by registered or certified U.S. mail (return receipt requested, postage prepaid), (ii) one (1) day after being sent by a nationally-recognized overnight courier, fees prepaid or sent via email (with a physical copy to follow via one of the methods set forth in item (ii) above), if provided below, to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

If to Acquiror or the Company, to:

Apptio, Inc.

11100 NE 8th Street, Suite 600

Bellevue, WA 98004

Attn: John Morrow

EVP & General Counsel

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

701 Fifth Avenue

Suite 5100

Seattle, WA 98104

Attn: Patrick Schultheis, Michael Nordtvedt and John Brust

Email: pschultheis@wsgr.com; mnordvedt@wsgr.com and

jbrust@wsgr.com

Telephone No.: (206) 883-2500

If to a Seller, at the address set forth opposite the Seller’s name on Schedule 1 hereto, with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

1999 Avenue of the Stars, 8th Floor

Los Angeles, CA 90067

Attn: David Smith

Email: smith@omm.com

Telephone No.: Office: (310) 246-6802

Mobile: (310) 773-7734

(a)	If to the Sellers’ Agent, to:

Skyview Capital, LLC

Attn: James F. Hall, Executive Vice President and General Counsel

Suite 810-N

2000 Avenue of the Stars

Los Angeles, CA 90067

E-mail: jhall@skyviewcapital.com

8.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words using the singular or plural number also include the plural or singular number respectively, (c) the terms “hereof,” “herein,” “hereunder,” and derivative or similar words refer to this entire Agreement and (d) references to any statute shall refer to the statute, as amended, and include the rules and regulations promulgated thereunder. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. All references in this Agreement to the Subsidiaries of a legal entity shall be deemed to include all direct and indirect Subsidiaries of such entity. Whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day.

8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which shall be considered one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

8.6 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Schedule, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article VII is intended to benefit Indemnified Persons).

8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Notwithstanding the foregoing, (a) Acquiror may assign this Agreement and any of its rights, interests or obligations hereunder, in connection with a merger, acquisition, sale or all or substantially all of its assets or other change in control transaction, and (b) Acquiror may assign its rights and delegate its obligations hereunder to its Affiliates as long as Acquiror remains ultimately liable for all of Acquiror’s obligations hereunder.

8.8 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.9 Remedies Cumulative. Except as otherwise provided herein including Section 7.4, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. Subject to the terms of

Section 7.8(b) hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the State and federal courts located in King County, State of Washington in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to the terms of Section 7.8(b) hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.

8.11 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

8.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

8.13 Conflicts; Privileges.

(a) It is acknowledged by the parties that Skyview has retained Stradling Yocca Carlson & Rauth, P.C. (“SYCR”) to act as its counsel in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement and that SYCR has not acted as counsel for any other Person in connection with the transactions contemplated by this Agreement and that no other Party to this Agreement has the status of a client of SYCR for conflict of interest or any other purposes as a result thereof.

(b) Acquiror hereby agrees that, in the event that a dispute arises after the Closing between Acquiror or any of its Affiliates (including the Company), on the one hand, and any of the Sellers, Sellers’ Agent or any of their respective Affiliates (each a “Seller Represented Party” and, collectively, the “Seller Represented Parties”) under or relating to this Agreement, any Transaction Agreement, any transaction contemplated hereby or thereby, and any related matter, such as claims or disputes arising hereunder and thereunder, including with respect to any indemnification claims (“Transaction Matters”), SYCR may represent any Seller Represented Party in such dispute, even though the interests of such Seller Represented Party may be directly adverse to Acquiror or any of its Affiliates (including the Company), and even though SYCR may be handling other ongoing matters for Acquiror and the Company. Acquiror hereby waives, on behalf of itself and each of its Affiliates (including the Company) any claim that it has or may have that SYCR has a conflict in interest in connection with or is otherwise prohibited from engaging in such representations.

(c) The parties acknowledge and agree that (a) all communications between SYCR or any other legal counsel, on the one hand, and the Company or any of its representatives, on the other hand, and (b) privileged work product of SYCR or such other counsel generated in connection with representation of the Company, in each case of clauses (a) and (b), made or produced before the consummation of the Closing in connection with any Transaction Matter or any other matter, which immediately before the Closing would be deemed to be an attorney-client privileged communications and would not be subject to compelled disclosure to Acquiror as a result of such communication being an attorney-client privileged communication or otherwise privileged in nature (“Relevant Privileged Materials”), shall continue after the Closing to be attorney-client privileged communications of the Company with SYCR or any such other counsel or otherwise privileged in nature, as applicable, and, in no event, shall any Seller Represented Party or any representative of a Seller Represented Party take any action that may waive or otherwise jeopardize the attorney-client privilege or other privilege attaching to the Relevant Privileged Materials.

(d) Acquiror shall not seek to admit into evidence any of the Relevant Privileged Materials in connection with any dispute concerning Transaction Matters, including in respect of any indemnification claims, between any Seller Represented Party, on the one hand, and Acquiror, on the other hand, by any process, including on the grounds that the attorney-client privilege or other privilege attaching to such Relevant Privileged Materials belongs to Acquiror or any of its Affiliates (including the Company). Notwithstanding the foregoing, and for the avoidance of doubt, (i) this Section 8.13(d) shall not be applicable with respect to Relevant Privileged Materials to the extent the same does not concern or otherwise relate to the Transaction Matters, and (ii) this Section 8.13(d) shall not limit any claim for fraud, intentional breach, intentional misrepresentation or willful misconduct by any Person.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, Acquiror, the Company, each of the Sellers and the Sellers’ Agent have each caused this Agreement to be executed and delivered individually or by their respective officers thereunto duly authorized, all as of the date first written above.

APPTIO, INC.

By:	/s/ Sachin Gupta
Name:	Sachin Gupta
Title:	President and Chief Executive Officer

DIGITAL FUEL SV, LLC

By:	/s/ Alex Soltani
Name:	Alex Soltani
Title:	Manager

SKYVIEW CAPITAL, LLC, AS Sellers’ Agent

By:	/s/ Alex Soltani
Name:	Alex Soltani
Title:	Manager

SELLERS:

Skyview Capital, LLC

By:	/s/ Alex Soltani
Name:	Alex Soltani
Title:	Manager

/s/ Darren Loos
Darren Loos

Mallaig DMCC
By:	/s/ James Hall
Name:	James Hall
Title:	Director

/s/ Melish Thompson
Melish Thompson

/s/ Jared Cohen
Jared Cohen

/s/ Rick Bigelow
Rick Bigelow

/s/ Shrikar Kasturi
Shrikar Kasturi

SMA Consulting Group, LLC

/s/ Christopher Aye
Name:	Christopher Aye
Title:	Manager

/s/ Matt Oehlmann
Matt Oehlmann

Socalean, Inc.

/s/ Jeff White
Name:	Jeff White
Title:	Director

[SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT]

Annex A

Index of Defined Terms

Term	Section

2016 Plan	2.2(c)
401(k) Plan	1.4(a)(vi)
Acquiror	Preamble
Acquiror Closing Statement	1.2(e)(i)
Acquiror Related Agreements	4.2
Acquiror SEC Reports	4.6
Acquisition	Recital B
ACT	5.4
Action	2.6
Additional Company Delivery	1.4(a)(xvii)
Agreement	Preamble
Agreement Date	Preamble
Allocation	6.5(b)
Anti-Corruption Laws	2.20
Award	7.8(b)(i)
Basket	7.5(a)
Behavioral Data	2.8(a)(i)
Books and Records	2.11(b)
Critical Problem	2.8(s)
Claim Date	7.7
Claims	6.2(b)
Closing	1.2(h)
Closing Cash Consideration	1.2(e)(i)
Closing Date	1.3
Closing Pay-off Letters	1.4(a)(iv)
Closing Statement Due Date	1.2(e)(i)
Closing Unpaid Liabilities	1.2(e)(i)
Closing Working Capital Adjustment	1.2(e)(i)
Company	Preamble
Company Authorizations	2.9
Company Balance Sheet Date	2.11(a)
Company Disclosure Schedule	Article II
Company Domain Names	2.8(b)
Company Employee Plan	2.18(a)
Company Financial Statements	2.11(a)
Company IP	2.8(a)(ii)
Company IP Contract	2.8(a)(iii)
Company IPR	2.8(a)(iv)
Company Material Agreement or Company Material Agreements	2.16(a)

Term	Section

Company Privacy Policy	2.8(a)(v)
Company Products	2.8(a)(vi)
Company Registered IP	2.8(b)
Company Related Agreements	2.1(a)
Company Sites	2.8(a)(vii)
Company Source Code	2.8(a)(viii)
Company Technology	2.8(a)(ix)
Confidential Information	6.7(a)
Conflict	2.4
Consultant Proprietary Information Agreement	2.8(o)
Contaminant	2.8(a)(x)
Critical Problem	2.8(s)
Current Balance Sheet	2.11(a)
Customer Data	2.8(a)(xi)
Customer Information	2.8(z)
Deferred Purchase Price	1.1(a)
Dispute	7.8(b)(i)
Domain Names	2.8(a)(xxix)
ELC	2.18(s)
Electronic Delivery	8.5
Employee	2.18(m)
Employee Proprietary Information Agreement	2.8(o)
EOR	2.18(s)
Escrow Period	7.6(b)
Estimated Cash Consideration	1.1(a)
Estimated Unpaid Liabilities	1.1(a)
Estimated Working Capital Adjustment	1.1(a)
Export Approvals	2.21
Final Earn-Out Payment	Schedule 1.4(xvii)
Fundamental Representations	7.4
General Survival Date	7.1
GEO	2.18(s)
Guaranty	Schedule 1.4(xvii)
Hazardous Materials Activities	2.19
Inbound License Agreements	2.8(f)
Incidental Inbound License	2.8(a)(xii)
Incidental Outbound License	2.8(a)(xiii)
Indemnifiable Damages	7.2
Indemnified Person or Indemnified Persons	7.2
Independent Auditor	1.2(e)(iii)
Intellectual Property	2.8(a)(xiv)
Intellectual Property Rights	2.8(a)(xv)
Interested Party	2.23(a)
Inventions	2.8(a)(xxix)
IP Survival Date	7.1

Term	Section

JAMS	7.8(c)
JAMS Rules	7.8(b)(i)
Key Employee Agreement	Recital F
Lease Agreements	2.10(b)
Leased Real Property	2.10(a)
NCT	1.4(a)(vi)
New LLC Agreement	1.5
NewNet Plan	1.4(a)(vi)
Non-Scheduled In-Licenses	2.8(f)
Non-Scheduled Out-Licenses	2.8(g)
Notice of Disagreement	1.2(e)(ii)
Objection Deadline	7.7(b)
Objection Notice	7.7(b)
Officer’s Certificate	7.7(a)
Open Source License	2.8(a)(xvi)
Open Source Software	2.8(a)(xvii)
Original Asset Purchase Agreement	Schedule 1.4(xvii)
Outbound License Agreements	2.8(g)
Patent Rights	2.8(a)(xv)
PEO	2.18(s)
Personal Data	2.8(a)(xviii)
Pledge Agreement	2.2(c)
Pledge Payments	2.2(c)
Pre-Closing Tax Period	6.5(c)(ii)
Privacy Law	2.8(a)(xxi)
Private Information	2.8(a)(xxii)
Proprietary Information	2.8(a)(xxix)
PTO	2.8(a)(xv)
Registered IP	2.8(a)(xxiii)
Releasees	6.2(a)
Releasor	6.2
Relevant Privileged Materials	8.13(c)
Representative Entity	2.12(p)
Resignation Letter	1.4(a)(v)
Scheduled In-Licenses	2.8(a)(xxiv)
Scheduled Out-Licenses	2.8(a)(xxv)
SEC	3.6(a)
Second Earn-Out Payment	Schedule 1.4(xvii)
Seller and Sellers	Preamble
Seller Related Agreements	3.1
Seller Representations	7.1
Seller Represented Parties	8.13(b)
Seller Represented Party	8.13(b)
Sellers’ Agent	Preamble
Settlement Memorandum	7.8

Term	Section

Shrink-Wrap Code	2.8(a)(xxvi)
Skyview Capital	Preamble
Social Media Accounts	2.8(a)(xxvii)
Social Media Platform	2.8(x)
Social Media Terms	2.8(x)
Special Matters	7.4
Staffing Agency	2.18(s)
Standard Form Agreements	2.8(e)
Standard Form IP Contract	2.8(a)(xxviii)
Straddle Period	6.5(c)(ii)
SYCR	8.13(a)
Systems	2.8(w)
Tax Authority	1.1(a)
Tax Incentive	2.15(k)
Taxable	1.1(a)
Taxes	1.1(a)
Technology	2.8(a)(xxix)
Third Party Claim	7.10
Top Customer	2.24(a)
Top Supplier	2.24(b)
Trademarks	2.8(a)(xv)
Transaction Matters	8.13(b)
Transaction Related Confidential Information	6.7(a)
Transition Services Agreement	1.4(a)(xiii)
TUPE	2.18(k)
UAE	3.6(g)
Unobjected Claim	7.7(c)
Unresolved Claims	7.6(c)
VMware Customer	2.8(a)(xix)
VMware Customer Contract	2.8(a)(xix)
VMware Note 1	Schedule 1.4(xvii)
VMware Note 2	Schedule 1.4(xvii)
WARN	2.18(o)
Works of Authorship	2.8(a)(xxix)